Exhibt 10.1

LOAN AND SECURITY AGREEMENT

Among

ANCHOR FUNDING SERVICES, LLC

As Borrower

EACH OF THE FINANCIAL INSTITUTIONS
SIGNATORY HERETO,

As Lenders,

and

TEXTRON FINANCIAL CORPORATION,

As Agent

Dated as of November 21, 2008

Page

ARTICLE I - LOANS, RENEWAL AND TERMINATION	1
1.1Credit Facility.	18
1.2Borrowing Procedures.	19
1.3Interest.	21
1.4Charges to Loan Account.	22
1.5Allocation of Payments; Pro Rata Treatment and Limit of Interest.	22
1.6Renewal and Termination.	23
1.7Payments by Borrower.	24
1.8Sharing of Payments.	24
1.9Taxes.	24
ARTICLE II - FEES	27
2.1Closing Date Fees.	27
2.2Unused Line Fee.	27
2.3Field Examination Fee.	27
2.4Wire Transfer Fee.	27
2.5Collateral Management Fee.	27
2.6Costs and Expenses.	27
2.7Early Termination Fee	28
ARTICLE III - GRANT OF SECURITY INTEREST	28
3.1Grant of Security Interest.	28
3.2Continued Priority of Security Interest.	28
ARTICLE IV - REPRESENTATIONS, WARRANTIES AND COVENANTS APPLICABLE TO PURCHASED ACCOUNTS AND RECEIVABLES COLLATERAL.	30
4.1Bona Fide Accounts.	30
4.2Good Title; No Existing Encumbrances.	30
4.3Right to Assign; No Further Encumbrances.	30
4.4Collateral Account.	30
4.5Power of Attorney	31
4.6Purchased Accounts	31
ARTICLE V - PROCEEDS OF COLLATERAL AND COLLECTIONS	34
5.1Borrower's Proceeds of Collateral.	34
5.2Collection of Collateral.	34

(continued)

ARTICLE VI - GENERAL REPRESENTATIONS AND WARRANTIES	35
6.1Existence, Power and Authority; Affiliates of Borrower.	35
6.2Compliance with Other Agreements and Applicable Law.	36
6.3Absence of Litigation.	36
6.4Taxes and Returns.	36
6.5Lien Priority and Nature of Certain Collateral.	36
6.6Executive Office.	37
6.7Financial Statements.	37
6.8Environmental Compliance.	37
6.9Proprietary Rights.	37
6.10Trade Names.	38
6.11Employee Relations.	38
6.12Employee Pension Benefit Plans.	38
6.13Bank Accounts.	38
6.14Sanctioned Persons; Sanctioned Countries.	38
6.15Accuracy and Completeness of Information.	38
6.16Software License Compliance.	38
6.17Survival of Warranties; Cumulative.	38
6.18Anti-Terrorism Laws.	39
6.19Licenses and Permits.	40
ARTICLE VII - AFFIRMATIVE COVENANTS	40
7.1Financial Statements.	40
7.2Books and Records.	41
7.3Additional Documentation.	41
7.4Existence, Name, Organization and Executive Office.	41
7.5Compliance with Laws and Taxes.	41
7.6Performance of Obligations.	42
7.7Reporting as to Revenues, Receivables Collateral.	42
7.8Over-Advance.	43
7.9Breach or Default.	43
7.10Maintenance of Assets.	43
7.11Insurance.	44

(continued)

7.12Use of Proceeds.	44
7.13Disclosure.	44
7.14Further Assurances.	44
7.15Brokerage Commissions.	44
7.16Factoring Documentation.	45
7.17Additional Covenants.	45
ARTICLE VIII - NEGATIVE COVENANTS	45
8.1Business, Management and Organization.	45
8.2Disposition of Assets.	45
8.3Loans and Guarantees.	45
8.4Investments.	45
8.5Distributions and Salaries.	45
8.6Financial Covenants.	46
8.7Change of Control	47
8.8Limitation on Indebtedness for Money Borrowed.	47
8.9Mergers; Consolidations; Acquisitions.	47
8.10Subsidiaries.	47
8.11Fiscal Year.	47
8.12Affiliate Transactions.	47
8.13Subordinated Indebtedness.	47
8.14Credit Guidelines.	47
8.15Purchased Accounts Covenants.	47
8.16Anti-Terrorism Laws.	47
8.17Sanctioned Persons.	48
ARTICLE IX - CONDITIONS PRECEDENT	48
9.1Initial Credit.	48
9.2Initial and Subsequent Credit.	50
ARTICLE X - EVENTS OF DEFAULT; REMEDIES	50
10.1Events of Default.	50
10.2Remedies.	51
ARTICLE XI - AGENT	52
11.1Appointment of Agent.	52

(continued)

11.2Nature of Duties of Agent.	53
11.3Lack of Reliance on Agent.	53
11.4Certain Rights of Agent.	53
11.5Reliance by Agent.	54
11.6Indemnification of Agent.	54
11.7Agent in its Individual Capacity.	54
11.8Holders of Revolving Notes.	54
11.9[Reserved].	54
11.10Collateral Matters.	55
11.11Actions with Respect to Defaults.	57
11.12Delivery of Information.	57
11.13No Reliance on Agent's Customer Identification Program.	57
11.14USA Patriot Act.	57
11.15Non-Consenting Lender.	57
ARTICLE XII - JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; AND GOVERNING LAW	58
12.1Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	58
12.2Waiver of Certain Claims and Counterclaims.	58
12.3Indemnification.	58
ARTICLE XIII - MISCELLANEOUS	59
13.1Power of Attorney.	59
13.2Outstanding Loan Balance.	59
13.3Entire Agreement, Successors and Assigns and Course of Dealing.	59
13.4Assignments and Participations.	59
13.5Amendments, Etc.	62
13.6Notices.	62
13.7Expenses.	63
13.8Assignment of Purchased Accounts.	63
13.9Binding Effect; Severability.	63
13.10Final Agreement.	63
13.11Counterparts.	64
13.12Captions.	64
13.13[Reserved].	64
13.1Information.	64
13.15Nonliability of Agent and Lenders.	65
13.16Independent Nature of Lenders' Rights.	65
13.17Maximum Rate.	65
13.18Right of Setoff.	65

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Revolving Note
Exhibit D	Form of Factoring Documentation
Exhibit E	Credit Guidelines
Exhibit F	Form of Covenant Compliance Certificate
Exhibit G	Collateral Locations
Exhibit H	Receivables Collateral; Purchased Accounts
SCHEDULES
Schedule R	Lenders and Revolving Credit Commitment Percentages
Schedule 3.2(e)	Commercial Tort Claims
Schedule 6.1(a)	Organization; Qualification
Schedule 6.1(c)	Borrower's Affiliates
Schedule 6.1(d)	Capitalization
Schedule 6.2	Defaults
Schedule 6.3	Litigation
Schedule 6.4	Taxes and Returns
Schedule 6.5(a)	Permitted Liens
Schedule 6.5(b)	Title
Schedule 6.5(c)	Inventory
Schedule 6.5(d)	Equipment
Schedule 6.5(e)	Real Property
Schedule 6.5(f)	Corporate and Fictitious Names
Schedule 6.9	Proprietary Rights
Schedule 6.10	Trade Names
Schedule 6.11	Employee Relations
Schedule 6.13	Bank Accounts
Schedule 6.19	Licenses and Permits
Schedule 8.8	Permitted Indebtedness

LOAN AND SECURITY AGREEMENT

Dated as of November 21, 2008

ANCHOR FUNDING SERVICES, LLC, a North Carolina limited liability company (the "Borrower"), each of the financial institutions identified as Lenders on the signature pages hereto (together with each of their successors and assigns, referred to collectively as "Lenders" and each individually as a "Lender"), and TEXTRON FINANCIAL CORPORATION, a Delaware corporation ("Textron"), acting in the manner and to the extent described in Article XI (in such capacity, "Agent"), agree as follows:

DEFINITIONS

As used in this Agreement:

"Acceptance Date" means, as to any particular Assignment and Acceptance, the date specified as the effective date in such Assignment and Acceptance.

"Account" or "Accounts" means all now owned or hereafter acquired right, title and interest in all accounts, as such term is defined in the UCC, and any and all supporting obligations with respect to any of the foregoing.

"Account Debtor" means a Person who is obligated to pay in respect of a Purchased Account.

"Additional Documents" has the meaning given to such term in Section 3.2(d).

"Adjusted Tangible Net Worth" means, with respect to Borrower, on a consolidated basis (a) stockholder's equity determined in accordance with GAAP, plus (b) the outstanding principal balance of Subordinated Indebtedness, minus (c) Intangible Assets including but not limited to all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, intellectual property, unamortized excess cost of investments in subsidiaries over equity at dates of acquisition, deferred taxes, deferred financing costs and all similar items which should properly be treated as intangibles in accordance with GAAP, minus (d) all loans or advances to Affiliates of Borrower.

"Affiliate" means, with respect to a Person, (a) any partner, officer, shareholder or member (if holding more than ten percent (10%) of the outstanding interest in such Person), director or managing agent of such Person, and (b) any other Person (other than a Subsidiary) that, (i) directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or membership or other voting interest of such Person or any Subsidiary of such Person, or (iii) ten percent (10%) or more of the voting stock or membership or other voting interest of which is directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person.  The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or membership or other voting interest, by contract or otherwise.

"Agent" has the meaning given to such term in the preamble of this Agreement.

"Agent Advances" has the meaning given to such term in Section 1.2(b)(vi).

"Agreement" means this Loan and Security Agreement, including all Schedules, Exhibits and other attachments hereto, as the same may be amended, restated, supplemented, extended or otherwise modified from time to time.

"Agreement Date" means the date as of which this Agreement is dated.

"Anti-Terrorism Law" means, collectively, the Patriot Act, Executive Order No. 13224 or any other statute, regulation, executive order, or other law pertaining to the prevention of future acts of terrorism or money laundering, in each case as such law may be amended from time to time.

"Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of governmental bodies and orders and decrees of courts and arbitrators.

"Applicable Margin" means four percent (4.0%).

"Approved Assignee" means any Lender, an Affiliate of a Lender or an Approved Fund.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Asset Disposition" means the disposition of any asset of Borrower or any of its Subsidiaries.

"Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit B.

"Availability" means at any time (a) the amount of the Borrowing Base at such time minus (b) the aggregate principal amount of Revolving Loan Advances at such time.

"Average Monthly Purchased Accounts Turnover" means the average of the Monthly Purchased Accounts Turnover for any applicable period.

"Bankruptcy Code" means the United States Bankruptcy Code, as in effect from time to time.

"Board" means the duly elected and serving members of the Board of Managers of Borrower.

"Borrower" has the meaning given to such term in the preamble of this Agreement.

"Borrowing" means a borrowing of Revolving Loan Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of an Agent Advance.

"Borrowing Base" means, with respect to Borrower, an amount in dollars equal to the lesser of (a) the Revolving Credit Limit, or (b) up to eighty-five percent (85%) of the net amount of Eligible Factored Accounts, minus (c) any Reserves.

"Borrowing Base Certificate" means the Borrowing Base Certificate referred to in Section 1.2 in the form attached hereto as Exhibit A.

"Business Day" means any day other than a Saturday, Sunday or other day on which banks in Providence, Rhode Island are authorized or required to close.

"Capital Expenditures" means the aggregate of all expenditures made and liabilities incurred that, in accordance with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed assets accounts.

"Capitalized Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Cash Concentration Account" means a deposit account established and maintained by Borrower over which Agent, for itself and for the benefit of the Lender Group, has "control" (as that term is used in Article 9 of the UCC), pursuant to the terms of a Deposit Account Control Agreement.

"Cash Equivalents" mean: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody's or S&P.

"Change of Control" means the occurrence of any of the following events:  (i) the sale or transfer of all or substantially all of the assets of Borrower as an entirety to any person or related group of persons other than an Affiliate or Affiliates of Borrower; (ii) Parent shall cease to own at least fifty-one percent (51%) of the issued and outstanding membership interests of Borrower; (iii) Brad Bernstein shall cease to be an officer of Borrower or his replacement is not acceptable to Agent in its sole discretion; or (iv) Borrower is liquidated, dissolved, or adopts a plan of liquidation pursuant to the Bankruptcy Code or any other bankruptcy law.

"Closing Date" means the date of the funding of an initial Loan under this Agreement.

"Closing Fee" has the meaning given to such term in Section 2.1(b).

"Collateral" means all of Borrower's assets, including, without limitation, all of the following property and interests in property of Borrower, wherever located and whether now or hereafter existing or now owned or hereafter acquired or arising: (i) all Receivables Collateral; (ii) all Inventory; (iii) all Equipment; (iv) all Contract Rights; (v) all General Intangibles and Proprietary Rights; (vi) all Investment Property; (vii) each Deposit Account and all certificates of deposit maintained with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a certificate of deposit that is an instrument under the UCC; (viii) all goods, services and other property, whether or not delivered, (a) the sale, rendition or lease of which gives or purports to give rise to any Receivables Collateral, including, but not limited to, all merchandise returned or rejected by or repossessed from Sellers, or (b) securing any Receivables Collateral, including, without limitation, all rights as an unpaid vendor or lienor (including, without limitation, stoppage in transit, replevin and reclamation) with respect to such goods and other property; (ix) all mortgages, deeds to secure debt and deeds of trust on real or personal property, guaranties, leases, security agreements, and other agreements and property which secure or relate to any Receivables Collateral or other Collateral (including the Purchased Accounts), or are acquired for the purpose of securing and enforcing any item thereof; (x) all documents of title, policies and certificates of insurance, securities, chattel paper (including electronic chattel paper and tangible chattel paper) and other documents and instruments; (xi) all other goods and personal property, whether tangible or intangible, wherever located, including money, supporting obligations, letters of credit and each Letter-of-credit right; (xii) all files, correspondence, computer programs, tapes, discs and related data processing software which contain information identifying or pertaining to any of the Receivables Collateral, or any Account Debtor, or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; (xiii) any "commercial tort claims" as that term is defined in the UCC, as set forth on Schedule 3.2(e); (xiv) all Purchased Accounts and Factoring Documentation (and the rights of Borrower to payments thereunder), and (xv) any and all products and proceeds of the foregoing (including, but not limited to, any claim to any item referred to in this definition, and any claim against any third party for loss of, damage to or destruction of any or all of, the Collateral or for proceeds payable under, or unearned premiums with respect to, policies of insurance) in whatever form, including, but not limited to, cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements and other documents.

"Collateral Locations" shall mean the Executive Office and those additional locations, if any, of Borrower set forth and described on Exhibit G.

"Commitment", as applied to any Lender, means the Revolving Credit Commitment of such Lender.

"Contract Rights" means any rights under contracts not yet earned by performance and not evidenced by an instrument or chattel paper.

"Covenant Compliance Certificate" has the meaning given to such term in Section 7.1.

"Credit Facility" means the total revolving credit facility established under this Agreement in an aggregate amount outstanding at any one time not to exceed the Maximum Credit.

"Credit Guidelines" means Borrower's customary credit and underwriting guidelines as of the date hereof as set forth in Borrower's credit and underwriting guidelines manual, a copy of which is attached as Exhibit E, as such guidelines are amended from time to time, provided that such amendments have been approved by Agent in writing in accordance with Section 8.14.

"Credit Support Document" means each Guaranty, and any letter of credit or other undertaking of any Guarantor or other party in favor of Agent relating to the Obligations.

"Default" means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

"Defaulting Lender" has the meaning given to such term in Section 1.2(b)(iii).

"Deposit Account" has the meaning given to such term in the UCC.

"Deposit Account Control Agreement" means a Deposit Account Control Agreement among Borrower, Agent and Wachovia Bank, National Association, pursuant to which Agent shall have been granted a first priority lien and security interest in the deposit account more particularly described therein.

"Dollar" and "$" means freely transferable United States dollars.

"Early Termination Fee" means the fee referred to in Section 2.7.

"East Coast Time" means the time in Providence, Rhode Island.

"EBITDA" means, for any period, the sum of the amounts for such period of consolidated (a) Net Income of Parent and its Subsidiaries, (b) Interest Expense of Parent and its Subsidiaries, (c) Taxes imposed on Borrower, and (d) the amount of all depreciation and amortization allowances and other non-cash expenses of Parent and its Subsidiaries (but excluding allowances for bad debt and provision for losses).

"Eligible Assignee" means (a) an Approved Assignee or (b) any other Person (i) that is a commercial bank, finance company, insurance company or other financial institution or fund and that, in the ordinary course of business, extends credit of the type contemplated herein; (ii) whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code or Section 406 of ERISA; (iii) that is organized under the laws of the United States or any State thereof; and (iv) that has capital in excess of $1,000,000,000, provided, however, that "Eligible Assignee" shall not include the Obligors, or any of the Obligors' Affiliates, financial sponsors or Subsidiaries.

"Eligible Factored Accounts" shall mean that portion of the Receivables Collateral consisting of Purchased Accounts actually owing to Borrower, as assignee of the Seller of such Purchased Accounts, by Account Debtors, subject to no known counterclaim, defense, setoff or deduction (other than setoff rights of the Government in the case of Government Purchased Accounts), excluding, however, in any event, but without limitation, any Purchased Account: (i) as to which Borrower is not in compliance with the provisions of Section 4.6 hereof; (ii) for which the Account Debtor has not remitted full payment to the Borrower within ninety (90) days past the date of purchase under any Factoring Agreement; (iii) which is owing by any Account Debtor which is an Affiliate of the Seller thereof, Borrower, any Subsidiary, any subsidiary of such Seller or any shareholders, directors or officers of such Seller, Borrower, any Subsidiary or any subsidiary of such Seller or is a Sanctioned Person; (iv) except as provided in Section 4.6, the assignment of which is subject to any requirements set forth in any Assignment of Claims Acts, unless such requirements have been satisfied in all respects to Agent's satisfaction; (v) which are Purchased Accounts then outstanding purchased from any one Seller that exceed 10% in the aggregate of all Eligible Factored Accounts, to the extent of such excess, unless otherwise approved by Agent; (vi) which is then owing by any single Account Debtor that would cause the total Eligible Factored Accounts then owing by such Account Debtor to exceed five percent (5%) of all Eligible Factored Accounts, to the extent of such excess, , unless otherwise approved by Agent; (vii) which is owing by an Account Debtor located outside the United States (other than Canada), unless it is secured by an irrevocable letter of credit, which letter of credit shall have been confirmed by a financial institution acceptable to Agent and shall be in form and substance acceptable to Agent and pledged to the Agent, for the ratable benefit of Lenders, and otherwise is payable in full in United States Dollars; (viii) which by its terms or by law may not be assigned or subjected to a Lien; (ix) as to which the services giving rise to such account have not been fully performed; (x) as to which any portion thereof is owing to any Person other than Borrower, as assignee of a Seller, whether as a result of a sale by Borrower of a participation in such account or otherwise, but only to the extent of such portion; (xi) which is the subject of a known contra-account because the Account Debtor under such Account is also Borrower's or the applicable Seller's creditor or supplier, to the extent of such contra-account; (xii) which is subject to any customer reserve or escrow, to the extent thereof; or (xiii) which has otherwise been excluded by Agent, which it reserves the right to do, in its sole discretion, for purposes hereof.

"Environmental Laws" means all federal, state, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.

"Equipment" has the meaning given to such term in the UCC.

"ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

"Event of Default" means an event described in Section 10.1.

"Excluded Taxes" has the meaning given to such term in Section 1.9.

"Executive Order No. 13224" means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Factoring Agreements" shall mean, collectively, all factoring agreements, factoring and security agreements, assignments of accounts, agreements for the sale and assignment of accounts or billings and any other agreements pertaining to the purchase of accounts to which Borrower is a party with any Seller and pursuant to which Borrower purchases the accounts of any Seller.  "Factoring Agreement" shall mean, individually, any of the foregoing.

"Factoring Documentation" shall mean, collectively, all Factoring Agreements, all powers of attorney executed by any Seller in favor of Borrower in connection with any factoring arrangement between such Seller and Borrower, all financing statements between Borrower, as secured party, and any Seller, as debtor, filed in connection with any such factoring arrangements, all guarantees of any such factoring arrangements, all agreements, instruments, certificates, invoices, promissory notes, chattel paper, bills of lading and other documents evidencing or pertaining to any and all accounts which are factored pursuant to such factoring arrangement and all other documentation relating to any such factoring arrangement.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.

"Financing Statements" has the meaning given to such term in the UCC.

"Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

"Fiscal Year" means the fiscal year of Borrower that ends on the last day of December of each year.

"Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) EBITDA minus Unfunded Capital Expenditures minus taxes actually paid by Borrower in cash minus distributions and dividends paid by Borrower in cash to (ii) Interest Expense of Parent and its Subsidiaries, plus scheduled principal payments on Indebtedness for Money Borrowed (other than payments on Revolving Loan Advances) made by Borrower, in each case for such period.

"Foreign Lender" means any Lender that is not a United States person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means generally accepted accounting principles consistently applied and maintained throughout the period indicated and, when used with reference to Borrower or any Subsidiary of Borrower, consistent with the prior financial practices of Borrower.

"General Intangibles" has the meaning given to such term in the UCC.

"Government" shall mean the government of the United States or any political subdivision thereof, including, without limitation, any state, county or municipality thereof, together with any department, agency or instrumentality of any thereof.

"Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all governmental bodies, whether federal, state, local or foreign national or provincial and all agencies thereof.

"Governmental Authority" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Government Purchased Accounts" shall mean Purchased Accounts as to which the Government is the Account Debtor.

"Guarantor" or "Guarantors" means Parent, Brad Bernstein, Morry Rubin (or with respect to Brad Bernstein and Morry Rubin, a replacement Guarantor is acceptable to Agent in its sole discretion),  and each other Person guaranteeing to Agent, for the benefit of the Lender Group, all or part of the Obligations.

"Guaranty" or "Guaranties" means each of (a) that certain Limited Guaranty and that certain Validity Guaranty executed and delivered by Brad Bernstein, (b) that certain Limited Guaranty and that certain Validity Guaranty executed and delivered by  and Morry Rubin, (c) that certain Unlimited Guaranty executed and delivered by Parent, and (d) any other guaranty executed and delivered by a Guarantor, in each case in favor of Agent, for the benefit of the Lender Group, in each case in form and substance satisfactory to Agent.

"Highest Lawful Rate" means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Agreement, under the laws of the State of Rhode Island (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws that may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under the State of Rhode Island or such other jurisdiction's law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and any other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

"Indebtedness" of any Person means, without duplication, all Liabilities of such Person, and to the extent not otherwise included in Liabilities, the following: (a) all obligations for Money Borrowed or for the deferred purchase price of property or services, (b) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (c) all obligations of other Persons which such Person has guaranteed, including, but not limited to, all obligations of such Person consisting of recourse liability with respect to accounts receivable sold or otherwise disposed of by such Person, and (d) in the case of Borrower (without duplication) all Obligations under the Loan Documents.

"Initial Term" means the three (3) year period commencing on the Agreement Date.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Installment" means, with respect to any obligation, each installment of rent under, or payment of (or in the nature of) principal of, such obligation that is stated or scheduled (in accordance with the terms of such obligation) to be due and payable.

"Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

"Interest Expense" means for any period as determined in conformity with GAAP, total interest expense, whether paid or accrued or due (including without limitation, in respect of the Loans and Subordinated Indebtedness, if any) and payable, including without limitation, the interest component of Capital Lease obligations for such period, all bank fees, and net costs under interest rate contracts.

"Interest Rate" means the LIBOR Rate, plus the Applicable Margin.

"Interested Party" means any employee, agent, owner, partner, member, or shareholder of Borrower.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as in effect from time to time.

"Inventory" has the meaning given to such term in the UCC.

"Investment" means, with respect to any Person; (a) the acquisition or ownership by such Person of any share of capital stock, evidence of Indebtedness (which shall not include funds on deposit in demand deposit accounts) or other security issued by any other Person, (b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person, excluding advances to employees in the ordinary course of business for business expenses, (c) the obligations of any other Person that are guaranteed by such Person, (d) any other investment in any other Person, and (e) any commitment or option to make any of the investments listed in clauses (a) through (d) above.

"Investment Property" has the meaning given to such term in the UCC.

"Lender" and "Lenders" have the respective meanings given to such terms in the preamble of this Agreement.

"Lender Group" means the Agent and each Lender.

"Letter-of-credit right" has the meaning given to such term in the UCC.

"Leverage Ratio" means, as of the last day of each calendar month, the ratio of (a) (i) Indebtedness of Parent and its Subsidiaries as of such day on a consolidated basis, minus (ii) Subordinated Indebtedness, if any, of Borrower as of such day to (b) (i) Adjusted Tangible Net Worth of Parent and its Subsidiaries as of such day  on a consolidated basis, plus (ii) Subordinated Indebtedness of Borrower as of such day.

"Liabilities" of any Person means all items (except for items of capital stock, additional paid-in capital or retained earnings, or of general contingency or deferred tax reserves) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Liabilities are to be determined.

"LIBOR Rate" means as of any date of determination during a calendar month, that rate for deposits in Dollars for a 30-day period which appears on Telerate page 3750 as of 11:00 a.m. (London time) on the first day of such calendar month.  If for any reason such rate is not available, the LIBOR Rate shall be the rate appearing on Reuters Screen LIBO Page as the London Interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London Time) on the first day of such calendar month for a 30-day period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.  If for any reason none of the foregoing rates is available, the LIBOR Rate shall be the rate determined by Agent as the rate of interest at which Dollar deposits would be offered by the London branch of a major U.S. bank to major banks in the offshore Dollar market at their request at or about 11:00 a.m. (London Time) on the first day of such calendar month for a 30-day period.  Each determination by Agent of the LIBOR Rate shall, in the absence of any manifest error, be conclusive.

"Lien" as applied to the property of Borrower or any Person means: (a) any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, lease constituting a Capitalized Lease, conditional sale or other title retention agreement, or other security interest, security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom, (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person, and (c) the filing of, or any agreement to give, any financing statement under the UCC or its equivalent in any jurisdiction, excluding informational financing statements relating to property leased by such Person.

"Loan Documents" means collectively this Agreement, any Revolving Notes, the Security Documents, the Credit Support Documents, and each other instrument, agreement or document executed by Borrower, any Guarantor, or any other Person in connection with this Agreement, whether prior to, on or after the Agreement Date.

"Loans" means, individually and collectively, a Revolving Loan Advance.

"Materially Adverse Effect" means a material adverse effect on (a) the business, assets, properties, financial condition, contingent liabilities or material agreements of Borrower and its Subsidiaries taken as a whole, (b) the value of the Collateral, (c) the Security Interest or the priority of the Security Interest, (d) the respective ability of Borrower or any other obligor to perform any material obligations under this Agreement or any other Loan Document, or (e) the rights of or benefits available to the Lender Group under, or the validity or enforceability of, any Loan Document.

"Maximum Credit" means the amount of $5,000,000; provided that Borrower may request that Agent and Lenders increase the Maximum Credit in two (2) increments of $5,000,000 each up to an amount not to exceed $15,000,000, which increases shall be requested by Borrower's delivery to Agent in respect of each such increase a Maximum Credit Increase Notice; and such increase shall be effective as of the effective date indicated in a conforming Maximum Credit Increase Notice unless prior to such proposed effective date Agent shall notify Borrower that Agent has determined that the Maximum Credit Increase Conditions are not satisfied.

"Maximum Credit Increase Conditions" means as of any date of determination: (a) no Default or Event of Default exists; (b) the Credit Guidelines have not been materially amended or modified without Agent's written consent; (c) Agent's determination that Borrower's provision of factoring services and the Factoring Documentation complies with the Credit Guidelines in all material respects; and (d) Agent shall have completed a satisfactory field examination of Borrower's books, records, Factoring Documentation, and such other matters as Agent may reasonably determine, within the last 60 days.

"Maximum Credit Increase Notice" means a written notice delivered to Agent requesting an increase in the Maximum Credit in the amount of $5,000,000 which notice shall designate an effective date for such increase that is no sooner than ten (10) Business Days from the date of such notice and include a certification from senior officers of Borrower that each of the Maximum Credit Increase Conditions is satisfied.

"Money Borrowed" means, as applied to Indebtedness, (a) Indebtedness for money borrowed, (b) Indebtedness, whether or not in any such case the same was for money borrowed, (i) represented by notes payable, and drafts accepted, that represent extensions of credit, (ii) constituting obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid or that was issued or assumed as full or partial payment for property (other than trade credit that is incurred in the ordinary course of business), (c) Indebtedness that constitutes a Capitalized Lease, and (d) Indebtedness that is such by virtue of clause (c) of the definition thereof, but only to the extent that the obligations guaranteed are obligations that would constitute Indebtedness for Money Borrowed.

"Monthly Purchased Accounts Turnover" means the number of days determined by multiplying the number of days in the applicable month by a fraction, the numerator of which is equal to the average of the unpaid balance of Purchased Accounts outstanding on the first day of such month and on the last day of such month, and the denominator of which is equal to the aggregate collections on all Purchased Accounts in such month.

"Net Income" means, as to any Person, the net income (or net loss) of such Person for the period in question after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP, provided that there shall be excluded: (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or is merged into or consolidated with, the Person whose Net Income is being determined or a Subsidiary of such Person, (b) the net income (or net loss) of any Person in which the Person whose Net Income is being determined or any Subsidiary of such Person has an ownership interest, except, in the case of net income, to the extent that any such income has actually been received by such Person or such Subsidiary in the form of cash dividends or similar distributions, (c) any restoration of any contingency reserve, except to the extent that provision for such reserve was made out of income during such period, (d) any net gains or losses on the sale or other disposition, not in the ordinary course of business, of Investments, business units and other capital assets, provided that there shall also be excluded any related charges for taxes thereon, (e) any net gain arising from the collection of the proceeds of any insurance policy, (f) any write-up of any asset, and (g) any other extraordinary item (as determined by GAAP).

"Net Proceeds" means proceeds received by Borrower or any of its Subsidiaries in cash from any Asset Disposition (including, without limitation, payments under notes or other debt securities received in connection with any Asset Disposition), net of: (a) the transaction costs, fees and expenses of such sale, lease, transfer or other disposition; (b) any tax liability arising from such transaction; and (c) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.

"Non Government Purchased Accounts" shall mean all Purchased Accounts other than Government Purchased Accounts.

"Notice of Borrowing" means a telephonic or electronic notice followed by a confirming same-day written notice requesting a Borrowing, which is given by telex or facsimile transmission in accordance with the applicable provisions of this Agreement and which specifies (i) the amount of the requested Borrowing, and (ii) the date of the requested Borrowing.

"Obligations" means, in each case whether now in existence or hereafter arising, (a) the principal of, and interest and premium, if any, on, the Loans, and (b) all indebtedness, liabilities, obligations, covenants and duties of Borrower to the Lender Group of every kind, nature and description arising under this Agreement, or any of the other Loan Documents, or in connection with the Credit Facility, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money, including without limitation, fees and expenses required to be paid or reimbursed pursuant to this Agreement.

"Obligor" means Borrower and any Person who may now or in the future guaranty the payment and performance of the whole or any part of the Obligations.

"Other Taxes" has the meaning given to such term in Section 1.9(e).

"Overadvance" means, as of any date of determination, the amount, if any, by which the outstanding principal balance of Revolving Loan Advances exceeds the Borrowing Base.

"Parent" means Anchor Funding Services, Inc., a Delaware corporation.

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Publ. No. 107-56, 115 Stat. 272 (2001), as in effect from time to time.

"Payment Taxes" has the meaning given to such term in Section 1.9(a).

"PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Investments" means Investments of Borrower in: (a) Cash Equivalents; (b) the Purchased Accounts; (c) loans, advances or other extensions of credit to officers and employees not to exceed $50,000 in the aggregate outstanding at any time; (d) overadvance to Sellers not to exceed at any time $150,000 in the aggregate, and (e) other advances or extensions of credit made by Borrower not to exceed $100,000 in the aggregate outstanding at any time.

"Permitted Liens" means: (a) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases only if payment shall not at the time be due and payable or as to which the period of grace related thereto has not expired or (ii) other than those being contested in good faith if adequate reserves are made in accordance with GAAP, (b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or under payment or performance bonds, (c) other Liens on real property owned by Borrower in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of Borrower, (d) purchase money Liens or Liens in connection with Capitalized Leases, (e) Liens shown on Schedule 6.5(a), and (f) Liens of Agent arising under this Agreement and the other Loan Documents.

"Permitted Other Distributions" means cash dividends or distributions made from and after January 1, 2010 to the members of Borrower in an amount not to exceed $450,000 in the aggregate during any Fiscal Year of Borrower.

"Permitted Tax Distributions" means cash dividends or distributions to the members of a Borrower with respect to each taxable year during which such Borrower is treated as a partnership or ignored as an entity under the Code in an amount not to exceed the aggregate of the maximum federal and state income tax liability of the members of such Borrower (assuming that all of such members are taxed at the maximum permissible federal rate and the maximum permissible state rate applicable to the shareholder subject to the highest state rate) attributable to the taxable income of such Borrower for such taxable year, computed in accordance with the Code.

"Person" means any individual, limited liability company, corporation, partnership, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

"Plan" means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which Borrower or any Affiliate of Borrower is, or within the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

"Pledge Agreements" means each of (a) that certain Pledge Agreement dated as of the Agreement Date pursuant to which Parent pledges all of its membership interests in Borrower, and (b) that certain Pledge Agreement dated as of the Agreement Date pursuant to which Borrower pledge all of its membership interests in its respective Subsidiaries, in each case in favor of Agent, for the benefit of the Lender Group, and in each case in form and substance satisfactory to Agent.

"Pro Rata Share" means with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan Advances, the percentage obtained by dividing (i) the Revolving Credit Commitment of that Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders and (b) with respect to all Revolving Loan Advances on and after the Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Revolving Loan Advances held by that Lender, by (ii) the outstanding principal balance of the Revolving Loan Advances held by all Lenders.

"Purchased Accounts" shall mean all accounts purchased by Borrower under the Factoring Agreements and the bills of lading (if any) evidencing such accounts.

"Proprietary Rights" means all of Borrower's now owned and hereafter arising or acquired patents, patent applications, inventions and improvements, copyrights, copyright applications, literary rights, trademarks, trademark applications, trade names, trade secrets, service marks, data bases, computer software and software systems, including the source and object codes, information systems, discs, tapes, customer lists, telephone numbers, credit memoranda, goodwill, licenses, and other intangible property, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, all income, royalties, damages, claims and payments now or hereafter due and/or payable under or with respect thereto, including without limitation, damages and payments for past and future infringement thereof, all rights to sue for past, present and future infringement of any of the foregoing and all rights corresponding to any of the foregoing throughout the world.

"Receivables Collateral" means and includes, all whether now owned or hereafter acquired or arising, (a) any and all rights to the payment of money or other forms of consideration of any kind (whether classified under the UCC as Accounts, Contract Rights, Chattel Paper, General Intangibles, or otherwise) including, but not limited to, payments under the Purchased Accounts, Accounts, Letters-of-credit rights, chattel paper, tax refunds, insurance proceeds, Contract Rights, notes, drafts, instruments, documents, acceptances, and all other debts, obligations and liabilities in whatever form from any Person, (b) all rights of Borrower under the Factoring Documentation, including, without limitation, Borrower's collection rights against Sellers with respect to accounts not paid by the Account Debtors with respect thereto, (c) all bills of lading evidencing any of the foregoing, (d) all guarantees, security and Liens for payment thereof, (e) all goods, whether sold, delivered, undelivered, in transit or returned, which may be represented by, or the sale or lease of which may have given rise to, any such right to payment or other debt, obligation or liability, (f) all books, records, computer tapes, programs, and ledger books arising therefrom or relating thereto, and (g) all cash and non-cash proceeds, including insurance proceeds, of any of the foregoing.

"Reportable Event" has the meaning set forth in Section 4043(b) of ERISA, but shall not include a Reportable Event as to which the provision for thirty (30) days notice to the PBGC is waived under applicable regulations.

"Required Lenders" means, at any time, Lenders which are then in compliance with their obligations hereunder (as determined by Agent) and holding in the aggregate more than fifty percent (50)% of (a) the Revolving Credit Commitments or (b) if the Commitments have been terminated, the outstanding Loans and participation interests.

"Reserves" means reserves established against the amount of the Revolving Loan Advances which Agent in the exercise of its Permitted Discretion, deems necessary to ensure payment of the Obligations.

"Revenues" means all money, funds, cash, proceeds, or payments of any kind received by Borrower from all sources, including without limitation, all proceeds of Receivables Collateral and other Collateral, including Net Proceeds, insurance proceeds, and all proceeds from the Purchased Accounts and other Collateral, whether received in cash, by check, by other instrument, or otherwise.

"Revolving Credit Commitment" means, as to each Lender, the commitment of such Lender to make its pro rata portion of the Revolving Loan Advances in a principal amount up to such Lender's Revolving Credit Commitment Percentage of the Maximum Credit.

"Revolving Credit Commitment Percentage" means, for any Lender, the percentage identified as its Revolving Credit Commitment Percentage as of the Closing Date on Schedule R, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 13.4.

"Revolving Credit Facility" means that portion of the Credit Facility established under this Agreement consisting of the Revolving Loan Advances in an aggregate amount outstanding at any one time not to exceed the Revolving Credit Limit.

"Revolving Credit Limit" means the revolving credit facility established under this Agreement in an aggregate principal amount outstanding at any one time not to exceed the Maximum Credit in effect from time to time.

"Revolving Loan Advance" means a revolving loan made to Borrower pursuant to this Agreement and "Revolving Loan Advances" means more than one Revolving Loan Advance and, collectively, all Revolving Loan Advances.

"Revolving Note" or "Revolving Notes" means promissory notes issued by Borrower to Lenders that request such notes pursuant to Section 1.1(b), substantially in the form of Exhibit C, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

"Sanctioned Country" means a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions /index.html or as otherwise published from time to time.

"Sanctioned Person" means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

"Security" has the meaning given to such term in Section 2(1) of the Securities Act of 1933, as amended.

"Security Documents" means each of the following: (a) the Financing Statements, (b) the Pledge Agreements, (c) the Deposit Account Control Agreements, and (d) each other writing executed and delivered by Borrower or any other Obligor securing the Obligations or any part thereof.

"Security Interest" means the Liens of Agent, for the benefit of the Lender Group, on and in the Collateral created or affected hereby or by any of the Security Documents or pursuant to the terms hereof or thereof.

"Seller" shall mean any Person who sells accounts to Borrower under a Factoring Agreement.

"Subordinated Indebtedness" means any Indebtedness for Money Borrowed of Borrower that is expressly subordinated to the Obligations on terms and conditions acceptable to Agent in its Permitted Discretion.

"Subsidiary" means, (a) when used to determine the relationship of a Person to another Person, a Person of which an aggregate of fifty percent (50%) or more of the stock of any class or classes or fifty percent (50%) or more of other ownership interests is owned of record or beneficially by such other Person, or by one or more Subsidiaries of such other Person, or by such other Person and one or more Subsidiaries of such Person, (i) if the holders of such stock, or other ownership interests, (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency, or (B) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency, or (ii) in the case of such other ownership interests, if such ownership interests constitute a majority voting interest, and (b) when used with respect to a Plan, ERISA or a provision of the Internal Revenue Code pertaining to employee benefit plans, any other corporation, trade or business (whether or not incorporated) which is under common control with Borrower and is treated as a single employer with Borrower under Section 414(b) or (c) of the Internal Revenue Code and the regulations thereunder.

"Taxes" means any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any interest or penalties thereon.

"Termination Date" means the earliest to occur of: (a) the end of the Initial Term, or such later date as to which the same may be extended pursuant to the provisions of Section 1.6, (b) such date as the Obligations shall have been accelerated pursuant to the provisions of Section 10.2, or (c) such date as all Obligations shall have been indefeasibly paid in full and the Revolving Credit Facility shall have been terminated.

"Termination Event" means (a) a Reportable Event, or (b) the filing of a notice of intent to terminate a Plan, or the treatment of a Plan amendment as a termination, under Section 4041(c) of ERISA, or (c) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (d) the appointment of a trustee to administer any Plan.

"Textron" has the meaning given to such term in the preamble of this Agreement.

"UCC" means the Uniform Commercial Code as in effect from time to time in the state of Rhode Island.

"Unfunded Capital Expenditures" means all Capital Expenditures, other than those Capital Expenditures that are financed with the proceeds of Indebtedness for Money Borrowed (other than Revolving Loan Advances).

"Unused Line Fee" means the fee required to be paid to Agent for the benefit of Lenders at the end of each calendar month, in arrears, as partial compensation for extending the Revolving Credit Facility to Borrower, and shall be determined by multiplying (a) the positive difference, if any, between (i) the Revolving Credit Limit in effect at such time and (ii) the average daily Revolving Loan Advances outstanding during such calendar month by (b) .375% per annum for the number of days in said calendar month.

General.  Unless otherwise defined, all terms used in this Agreement that are defined in the UCC shall have the meaning give them in the UCC.  All terms of an accounting nature not specifically defined in this Agreement shall have the meaning ascribed them by GAAP.  References to any legislation or statute or code, or to any provision thereof, shall include any modification or reenactment of, or any legislative, statutory or code provision substituted for, such legislation, statute or code or provision thereof.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided.  References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.  Any of the terms defined in this Section may, unless the context otherwise requires, be used in the singular or plural depending on the reference.  "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.  "Writing", "written" and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.  References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of such Person.  References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively.

ARTICLE I -LOANS, RENEWAL AND TERMINATION

1.1	Credit Facility.

(a)
Revolving Credit Commitment.  (i) Each of the Lenders agrees, for so long as no Default or Event of Default exists and subject to the terms of this Agreement, to severally make Loans and other financial accommodations to Borrower in an amount equal to the lesser of: (A) the Maximum Credit; or (B) Revolving Loan Advances from time to time in an aggregate amount at any time outstanding up to the amount of the Borrowing Base at such time.

(ii)
No Lender shall be obligated at any time to make available to Borrower Revolving Credit Commitment Percentage of any Revolving Loan Advance to the extent such amount plus its Revolving Credit Commitment Percentage of the aggregate amount of outstanding Revolving Loan Advances would exceed such Lender's Revolving Credit Commitment at such time.  The aggregate balance of Revolving Loan Advances shall not at any time exceed the Revolving Credit Limit.  No Lender shall be obligated to make available, nor shall Agent make available (except pursuant to and in accordance with Section 1.2(b)(vi)), any Revolving Loan Advances to Borrower to the extent such Revolving Loan Advance when added to the then outstanding Revolving Loan Advances would cause the aggregate outstanding Revolving Loan Advances to exceed the Borrowing Base.  If at any time (A) the amount of all Revolving Loan Advances outstanding exceeds (B) the lesser of (1) the Revolving Credit Limit and (2) the Borrowing Base, Borrower immediately shall make a mandatory prepayment to Agent for the ratable benefit of Lenders in an amount not less than such excess within one (1) Business Day of the request by Agent.

(b)
Revolving Notes.  If so requested by a Lender (at or at any after the Closing Date), the obligations of Borrower to repay the Revolving Loan Advances to such Lender and to pay interest thereon shall be evidenced by a separate Revolving Note to such Lender, with appropriate insertions.  One Revolving Note shall be payable to the order of each Lender that so requests a Revolving Note, and each such Revolving Note shall be in a principal amount equal to such Lender's Revolving Credit Commitment and shall represent the joint and several obligations of Borrower to pay such Lender the amount of such Lender's Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of all Revolving Loans made by such Lender hereunder, plus interest accrued thereon, as set forth herein.  Borrower irrevocably authorizes each Lender that has been issued a Revolving Note to make or cause to be made appropriate notations on its Revolving Note, or on a record pertaining thereto, reflecting Revolving Loan Advances and Agent Advances and repayments thereof.  The outstanding amount of the Revolving Loan Advances set forth on such Lender's Revolving Note or record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Revolving Note to make payments of principal of or interest on any Revolving Note when due.  Any of the foregoing to the contrary notwithstanding, any lack of a Lender's request to be issued a Revolving Note shall not, in any manner, diminish Borrower's obligation to repay the Revolving Loan Advances made by such Lender, together with all other amounts owing to such Lender by Borrower.

(c)
Request for Increase in Maximum Credit.  Agent and Lenders agree that Borrower may, on any Business Day after the Closing Date and so long as (i) no Default or Event of Default has occurred and is continuing, (ii) the Maximum Credit is not less than $15,000,000 as of such date, and (c) increased Revolver Commitments provided for this Section 1.1(c) are syndicated to the reasonable satisfaction of Agent (it being understood that as of the date hereof neither the Agent or any Lender has any Revolver Commitments provided for under this Section 1.1(c), deliver a written notice to Agent (an "Increase Notice") requesting an increase in the aggregate Maximum Credit in an aggregate amount of up to $10,000,000 (the "Requested Increase").  If Borrower delivers an Increase Notice, each Lender shall have the option but no obligation to participate in the Requested Increase. If a Lender shall elect in its sole discretion to participate a Requested Increase, such participation shall be on a pro rata basis effected by delivering a written notice to the Agent and Borrower within ten (10) Business Days of such Lender's receipt of the Increase Notice (it being agreed and understood that such Lender shall be deemed to have elected not to participate in the Requested Increase if it does not respond to the Increase Notice within ten (10) Business Days of its receipt thereof).  If one or more of the Lenders elects not to participate in the Requested Increase, then the Lenders participating in the Requested Increase may, at their option, elect to participate in such remaining portion of the Requested Increase (with such remaining portion to be allocated ratably among such participating Lenders based on a pro rata basis or as otherwise may be agreed by such participating Lenders).After giving effect to the procedures described in this Section 1.1(c), each Lender participating in the Requested Increase shall have its Revolving Credit Commitment increased to the extent of its participation.  Borrower agrees to execute such amendments and supplements to this Agreement and the Security Documents as Agent reasonably deems necessary in connection with a Requested Increase.  No more than two (2) Increase Notices may be delivered by Borrower pursuant to this Section 1.1(c).  In connection with any increase of the Revolving Credit Commitments that occurs pursuant to this Section 1.1(c), Borrower shall pay any closing fees as may be agreed among Borrower and Agent.

1.2	Borrowing Procedures.

(a)
Subject to the provisions of Section 9.2, and provided that there does not then exist a Default or an Event of Default, each of the Lenders severally agrees to lend to Borrower at any time or from time to time on or after the Closing Date and before the Maturity Date, such Lender's Revolving Credit Commitment Percentage of the Loans as may be requested or deemed requested by Borrower.

(b)
(i) Except as otherwise provided in clause (ii) of this Section 1.2(b), each request for a Revolving Loan Advance shall be made by a transmission to Agent of a Notice of Borrowing from Borrower given not later than 1:00 p.m. East Coast Time and shall, if requested by Agent or required pursuant to Section 7.7, be accompanied by a complete and accurate Borrowing Base Certificate, and shall be confirmed by Borrower with Agent by telephone; provided, that Agent shall at any time have the right to review and adjust, in the exercise of its Permitted Discretion, any calculation set forth in the Borrowing Base Certificate or the Notice of Borrowing (A) to reflect Agent's reasonable estimate of declines in value of any of the Collateral described in such Borrowing Base Certificate, and (B) to the extent such calculation is not in accordance with this Agreement. Borrower shall make no more than five (5) request for Revolving Loan Advances per calendar week.  Revolving Loan Advances may be repaid and reborrowed in accordance with the provisions hereof.  Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Borrowing believed by Agent to be genuine.

Agent shall give to each Lender prompt notice (but in no event later than 3:00 p.m. East Coast Time on the date of Agent's receipt of notice from Borrower) of each Notice of Borrowing by telecopy, telex or cable (other than any Notice of Borrowing which will be funded by Agent in accordance with subsection (b)(ii) below).  No later than 3:00 p.m. East Coast Time on the date which a Borrowing is requested to be made pursuant to the applicable Notice of Borrowing, each Lender will make available to Agent at the address of Agent set forth on the signature pages hereto, in immediately available funds, its Revolving Credit Commitment Percentage of such Borrowing requested to be made (unless such funding is to be made by Agent in accordance with subsection (b)(ii) below).  Unless Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to Agent its portion of the Borrowing to be made on such date, Agent may assume that such Lender will make such amount available to Agent as required above and Agent may, in reliance upon such assumption, make available the amount of the Borrowing to be provided by such Lender.  Upon fulfillment of the conditions set forth in Article IX for such Borrowing, Agent will make such funds available to Borrower at the account specified by Borrower in such Notice of Borrowing.

(ii)           If the amounts described in subsection (b)(i) of this Section 1.2 are not in fact made available to Agent by a Lender (such Lender being hereinafter referred to as a "Defaulting Lender") and Agent has made such amount available to Borrower, Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender.  If such Defaulting Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify Borrower and Borrower shall immediately (but in no event later than five (5) Business Days after such demand) pay such corresponding amount to Agent.  Agent shall also be entitled to recover from such Defaulting Lender and Borrower, (A) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent, at a rate per annum equal to either (1) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (2) if paid by Borrower, the then applicable rate of interest, calculated in accordance with Section 1.3, plus (B) if paid by Defaulting Lender, an amount equal to any costs (including legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Agreement.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder, including the right of Borrower or Agent to seek reimbursement from any Defaulting Lender for any amounts paid by Borrower under clause (B) above on account of such Defaulting Lender's default.

(iii)           The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(iv)           Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with this Article I, on outstanding Revolving Loan Advances which it has funded to Agent from the date such Lender funded such Revolving Loan Advance to, but excluding, the date on which such Lender is repaid with respect to such Revolving Loan Advance.

(v)           [Reserved.]

(vi)           Agent hereby is authorized by Borrower and Lenders, from time to time in Agent's Permitted Discretion unless Agent's authorization is revoked by the Required Lenders, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Article IX have not been satisfied, to make Revolving Loan Advances to Borrower on behalf of Lenders that Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of repayment of the Obligations, or (z) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including the costs, fees, and expenses described in Section 13.7 (any of the Revolving Loan Advances described in this Section 1.2(b)(vii) shall be referred to as "Agent Advances").  Each Agent Advance shall be deemed to be a Revolving Loan Advance hereunder and all payments thereon shall be payable to Agent solely for its own account.

(vii)           The Agent Advances shall be repayable on demand, secured by the Liens granted to Agent hereunder and under the other Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loan Advances.

(c)
Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense such Lender may sustain or incur as a consequence of the failure of Borrower to borrow additional Loans after Borrower has requested (or is deemed to have requested) such additional Loans, including any such loss or expense arising from the liquidation or re-employment of funds obtained by such Lender to maintain the Loans or from fees payable to terminate the deposits from which such funds were obtained.

1.3	Interest.

(a)
Interest shall accrue on the outstanding principal balance of the Loans at the Interest Rate.  All interest accrued on the outstanding principal balance of the Loans shall be calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed in each month.  Accrued interest shall be added to the outstanding principal balance of the Loans on the first Business Day of each calendar month following the month in which such interest accrues.  Notwithstanding the foregoing, if the LIBOR Rate ceases at any time to be publicly quoted, discontinued or otherwise unavailable as a standard for calculating interest for financial accommodations of the type contemplated under this Agreement, a comparable reference rate designated by Agent as a substitute therefor shall be the LIBOR Rate.

(b)
Upon the occurrence and during the continuation of an Event of Default, which Event of Default is not cured to the satisfaction of Agent within ten (10) days from the date such Event of Default first occurred, the unpaid principal balance of the Revolving Loan Advances shall bear interest at a per annum rate equal to the Interest Rate plus two percent (2%) per annum effective as of and from the date such Event of Default first occurred, as determined by Agent.

1.4	Charges to Loan Account.

  At Agent's option, exercised in Agent's sole discretion, Agent may (a) deduct the aggregate amount of principal, interest, fees, costs, expenses, and other charges and amounts provided for in this Agreement or in any other Loan Documents from any Revolving Loan Advance on the due date thereof, (b) treat such amounts as a Revolving Loan Advance or (c) disburse such amount by way of direct payment, which such disbursement shall be deemed to be a Revolving Loan Advance.

1.5	Allocation of Payments; Pro Rata Treatment and Limit of Interest.

(a)	Each Borrowing of Loans shall be made pro rata according to the respective Revolving Credit Commitment Percentages of Lenders.

(b)
Prior to the occurrence of an Event of Default, all Revenues received by Agent or any Lender from Borrower shall be applied to the Obligations as follows:  first, to pay pro rata any fees and expenses then due to Agent hereunder or under the Loan Documents until paid in full, second, to repay the principal amount of all outstanding Obligations until paid in full, and third, to pay interest then due and owing in respect of the Loans.  Each payment on account of any fees pursuant to Article II shall be made pro rata in accordance with the respective amounts due and owing.  Each payment (other than prepayments) by Borrower on account of principal of and interest on the Loans shall be allocated, subject to Section 1.7, pro rata among Lenders in accordance with the respective principal amounts of their outstanding Loans.

(c)	Upon the occurrence and during the continuance of an Event of Default, all Revenues received by Agent or any Lender from Borrower shall be applied to the Obligations as follows:

FIRST, to the payment of all reasonable out of pocket costs and expenses (including reasonable attorneys' fees) of Agent in connection with enforcing the rights of Lenders under the Loan Documents and to any Agent Advances;

SECOND, to payment of any fees owed to Agent hereunder or under any other Loan Document;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Loan Documents;

FOURTH, to the payment of the outstanding principal amount of the Loans, pro rata, as set forth below;

FIFTH, to all other Obligations that shall have become due and payable under the Loan Documents and not repaid pursuant to clauses "FIRST" through "FOURTH" above; and

SIXTH, to the payment of the surplus, if any, to the Borrower or other Person lawfully entitled to received such surplus.

In carrying out the foregoing, each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion of its outstanding amounts in each clause) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", and "FIFTH" above.

(d)
Lenders do not intend to charge interest at a rate in excess of the highest rate permitted by Applicable Law.  Interest on any outstanding principal balance shall be spread over the entire period that such principal balance is outstanding.  Any excess interest charges paid by Borrower to Lenders shall be applied to reduce the outstanding principal balance of the Obligations.

1.6	Renewal and Termination.

(a)
This Agreement and the Commitments made hereunder shall expire on the Termination Date.  Borrower may terminate this Agreement on a date other than the Termination Date, by payment to Agent of the Early Termination Fee as provided in Section 2.7, together with all other payments due upon such termination as provided in this Agreement.  The Lender Group may terminate this Agreement at any time during the existence of an Event of Default.

(b)
Upon the termination of this Agreement for any reason, Borrower shall be required to pay, discharge and satisfy, no later than the effective date of such termination, the Loans, all accrued and unpaid interest and fees, any Early Termination Fee, and all other non-contingent Obligations then outstanding.

(c)
All undertakings, agreements, covenants, warranties and representations of Borrower contained in this Agreement and the other Loan Documents shall survive any such termination, and Agent shall retain each and every Security Interest, and Agent and Lenders shall retain all other rights and remedies of Agent and Lenders, as applicable, under this Agreement and the other Loan Documents, notwithstanding such termination until Borrower has paid the amounts described in Section 1.6(b).

(d)
Notwithstanding the payment in full of the Loans, all accrued and unpaid interest and fees, any Early Termination Fee, and all other non-contingent Obligations outstanding, Agent shall not be required to terminate its Security Interests unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall (i) have received a written agreement executed by Borrower and Borrower shall use its best efforts to obtain a written agreement executed by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, the indemnification of Agent for any such loss or damage; or (ii) have retained such monetary reserves and its Security Interest for such period of time as Agent, in its Permitted Discretion, may deem necessary to protect it from any such loss or damage.

1.7	Payments by Borrower.

  Borrower shall make each payment hereunder and under the Revolving Notes not later than 1:00 pm East Coast Time on the day when due.  Payments made by Borrower shall be in Dollars to Agent at its address referred to in Section 13.6 in immediately available funds without deduction, withholding, setoff or counterclaim.  As soon as practicable after Agent receives payment from Borrower, but in no event later than one Business Day after such payment has been made, subject to Section 1.2(d)(ii), Agent will cause to be distributed like funds relating to the payment of principal, interest, or fees (other than amounts payable to Agent to reimburse Agent for fees and expenses payable solely to them pursuant to Article II) or expenses payable to Agent and Lenders in accordance with Section 13.7 ratably to Lenders, and like funds relating to the payment of any other amounts payable to such Lender.  Borrower's obligations to Lenders with respect to such payments shall be discharged by making such payments to Agent pursuant to this Section 1.7 or if not timely paid or any Event of Default then exists, may be added to the principal amount of the Revolving Loan Advances outstanding.

1.8	Sharing of Payments.

  Subject to Section 1.7, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff upon the consent of Agent) on account of the Loans made by it in excess of its pro rata share of such payment as provided in this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 1.8 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff upon the consent of Agent) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

1.9	Taxes.

(a)
All payments made by Borrower hereunder or under any Revolving Note will be, except as provided in Section 1.9(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits or gross receipts of a Lender pursuant to the laws of the United States or the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein (the "Excluded Taxes")) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Payment Taxes").  If any Payment Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Payment Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any other Loan Document, after withholding or deduction for or on account of any Payment Taxes, will not be less than the amount provided for herein or therein.  Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Payment Taxes so levied or imposed and paid by such Lender.

(b)
Each Foreign Lender agrees to deliver to Borrower and Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.4(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Foreign Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-8 BEN, W-8 ECI or W-8 IMY, as applicable (or successor forms) certifying such Foreign Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Revolving Note.  In addition, each Foreign Lender agrees that it will deliver updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Revolving Note.  Notwithstanding anything to the contrary contained in Section 1.9(a), but subject to the immediately succeeding sentence, (x) Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Payment Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to Borrower Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) Borrower shall not be obligated pursuant to Section 1.9(a) to gross-up payments to be made to a Foreign Lender in respect of Payment Taxes imposed by the United States if such Foreign Lender has not provided to Borrower the Internal Revenue Service Forms required to be provided to Borrower pursuant to this Section 1.9(b).  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 1.9, Borrower agrees to pay additional amounts and to indemnify each Foreign Lender in the manner set forth in Section 1.9(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Payment Taxes.

(c)
Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts that might otherwise be payable pursuant to this Section 1.9; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d)
If Borrower pays any additional amount pursuant to this Section 1.9 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it.  In the event that such Lender receives such a refund or credit, such Lender shall pay to Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by Borrower.  In the event that no refund or credit is obtained with respect to Borrower's payments to such Lender pursuant to this Section 1.9, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments.  Nothing contained in this Section 1.9 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of Section 1.9(a) to Borrower or any other party.

(e)
In addition, Borrower agrees to pay any present or future stamp, documentary, privilege, intangible or similar Taxes or any other excise or property Taxes, charges or similar levies that arise at any time or from time to time (other than Excluded Taxes) (i) from any payment made under any and all Loan Documents, (ii) from the transfer of the rights of any Lender under any Loan Documents to any other Lender or Lenders or (iii) from the execution or delivery by Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Loan Documents (hereinafter referred to as "Other Taxes").

(f)
Borrower will indemnify each Lender and Agent for the full amount of Payment Taxes (including, without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 1.9), subject to (i) the exclusion set out in the first sentence of Section 1.9(a), and (ii) the provisions of Section 1.9(b), and will indemnify each Lender and Agent for the full amount of Other Taxes (including, without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 1.9) paid by such Lender or Agent (on its own behalf or on behalf of any Lender), as the case may be, in respect of payments made or to be made hereunder, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Payment Taxes or Other Taxes were correctly or legally asserted.  Payment of this indemnification shall be made within thirty (30) days from the date such Lender or Agent, as the case may be, makes written demand therefor.

(g)
Within thirty (30) days after the date of any payment of Payment Taxes or Other Taxes, the applicable Borrower shall furnish to Agent, at its address referred to in Section 13.6, the original or certified copy of a receipt evidencing payment thereof.

(h)
Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 1.9 shall survive the payment in full of all Obligations hereunder and under any Revolving Notes.

ARTICLE II -FEES

2.1	Closing Date Fees.

  On the Closing Date, Borrower shall pay to Agent a fee (the "Closing Fee") equal to $150,000, which Closing Fee shall be non-refundable in any circumstance and shall be fully earned by Agent on the Closing Date; provided that the Closing Fee shall be payable in the amount of $50,000 on the Closing Date and two subsequent installments of $50,000 each on the first and second anniversaries of the Agreement Date; provided further, that in the event this Agreement is terminated for any reason prior to the third anniversary of the Agreement Date, the unpaid balance of the Closing Fee shall be payable in full as of such termination date.  Promptly after the Closing Date Agent shall return to Borrower the unused portion of the $60,000 deposit received by Agent in connection with the issuance to Borrower of Agent's commitment letter.

2.2	Unused Line Fee.

  Commencing January 31, 2009 and on the last Business Day of each calendar month thereafter Borrower shall pay to Agent, for the benefit of Lenders, the Unused Line Fee due in respect of such calendar month then ending, which Unused Line Fee shall accrue from and including the January 1, 2009 until, but not including, the Termination Date; provided that as of the first anniversary of the Closing Date and for each calendar month thereafter for purposes of calculating the Unused Line Fee the amount of the Revolving Credit Limit shall be deemed to be $15,000,000 or such greater amount as may be in effect under this Agreement at any time.

2.3	Field Examination Fee.

  For each field examination of the books, records and other assets of Borrower, in each case performed by one or more employees or agents of Agent, Borrower shall pay to Agent a field examination fee in an amount equal to $1,000 (or such other amount as Agent shall establish from time to time on notice to Borrower) for each day spent by each such employee in performing and/or summarizing the results of such examination (including all necessary travel time) plus all reasonable "out-of-pocket" expenses.  Field examinations shall be performed by Agent no less frequently than quarterly and, upon the occurrence of an Event of Default, as often as Agent shall require in its Permitted Discretion, and each field examination fee shall be payable by Borrower to Agent on the date on which such field examination is performed.

2.4	Wire Transfer Fee.

  For each wire transfer initiated by Agent to or for the benefit of Borrower, Borrower shall pay to Agent a fee of $25.00 or such higher amount as Agent shall reasonably establish from time to time.

2.5	Collateral Management Fee.

  Borrower shall pay Agent a monthly collateral management fee in an amount equal to $1,500.  This fee shall be due and payable monthly, in arrears, on the last day of each month and on the Termination Date.

2.6	Costs and Expenses.

  Borrower agrees to reimburse Agent for all reasonable out-of-pocket expenses incurred by Agent in connection with the Loans, including, but not limited to, filing fees, tax, lien and judgment search fees, fees of outside auditors, bank fees, outside attorneys' fees, and any other reasonable fees or expenses.

2.7	Early Termination Fee.

  If for any reason this Agreement is terminated by Borrower prior to the Termination Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of lost profits of Agent and Lenders as a result thereof, Borrower agrees to pay to Agent, for the benefit of Lenders, upon the effective date of such termination, an Early Termination Fee in an amount equal to the following percentage of the Maximum Credit corresponding to the period in which the termination date occurs:

Percentage of Maximum Credit	Period
2.0%	From Agreement Date to and including the first anniversary of the Agreement Date
1.0%	From the first anniversary of the Agreement Date to and including the second anniversary of the Agreement Date

The Early Termination Fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination, and Borrower agrees that it is reasonable under the circumstances currently existing.  In addition, Agent and Lenders shall be entitled to the Early Termination Fee upon the termination of this Agreement by Lender on account of any Event of Default as provided in Section 10.2 or the occurrence of an Event of Default described in Section 10.1(h).  The Early Termination Fee shall be deemed included in the Obligations.

ARTICLE III - GRANT OF SECURITY INTEREST

3.1	Grant of Security Interest.

  To secure the payment, performance and observance of the Obligations, Borrower grants, and hereby assigns, mortgages, and pledges, to Agent, for the benefit of the Lender Group, all of the Collateral, and grants to Agent, for the benefit of the Lender Group, a continuing security interest in, and a Lien upon, and a right of set off against, all of the Collateral.

3.2	Continued Priority of Security Interest.

(a)
The Security Interest granted by Borrower shall at all times be valid, perfected and enforceable against Borrower and all third parties in accordance with the terms of this Agreement, as security for the Obligations, and the Collateral shall not be at any time subject to any Liens that are prior to, or on parity with or junior to the Security Interest, other than Permitted Liens.  Borrower represents and warrants that none of the lenders holding a Permitted Lien has a security interest in the Collateral superior in priority to the Lien of Agent granted under this Agreement.

(b)
Borrower shall, at it sole cost and expense, take all action that may be necessary or desirable, or that either Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and rank of the Security Interest in the Collateral in conformity with the requirements of this Article III, or to enable Agent to exercise or enforce its rights hereunder.

(c)	Borrower covenants and agrees that from and after the Agreement Date and until the Termination Date, subject to Sections 3.3 and 3.4:

(i)
In the event that any Collateral, including proceeds, is evidenced by or consists of negotiable collateral (including without limitation letters of credit, Letter-of-credit rights, instruments, promissory notes, draft documents or chattel paper (including electronic and tangible chattel paper)), and if and to the extent that perfection or priority of Agent's security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such negotiable collateral or chattel paper to Agent;

(ii)
Borrower shall take all steps reasonably necessary to grant Agent control of all electronic chattel paper in accordance with the UCC and all "transferable records" as defined in each of the Uniform Electronic Transaction Act and the Electronic Signatures in Global and National Commerce Act; and

(iii)
if Borrower retains possession of any chattel paper or instruments with Agent's consent, such chattel paper and instruments shall be marked with the following legend: "This writing and the obligations evidenced or secured thereby are subject to the security interest of Textron Financial Corporation, as agent for the benefit of Lenders."

(d)
At any time upon the request of Agent, Borrower shall execute (or cause to be executed) and deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") upon which Borrower's signature may be required that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to perfect and continue the perfection of or better perfect Agent's Liens in the Collateral (whether now owned or hereafter arising or acquired), and in order to consummate fully all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by Applicable Law, Borrower authorizes Agent to execute any such Additional Documents in Borrower's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  Borrower authorizes Agent to transmit, communicate or, as applicable, file any financing statement under the UCC, record, in-lieu financing statement, amendment, correction statement, continuation statement, termination statement or other instrument describing the Collateral as defined herein, as "all personal property of Debtor" or "all assets of Debtor" or words of similar effect in such jurisdictions and in such filing offices as Agent may deem necessary or desirable in order to perfect any security interest granted by Borrower under this Agreement and the other Loan Documents without signature.  Borrower hereby ratifies, to the extent necessary, Agent's authorization to file a financing statement, if such financing statement has been pre-filed by Agent prior to the Agreement Date.  Prior to repayment in full and final discharge of the Obligations, Borrower shall not terminate, amend or file a correction statement with respect to any financing statement filed pursuant to this Section 3.2(d) without Agent's prior written consent.

(e)
Borrower shall promptly notify Agent in writing upon incurring or otherwise obtaining a commercial tort claim, as that term is defined in the UCC, after the date hereof against any third party and, upon request of Agent, promptly amend Schedule 3.2(e) to this Agreement, authorize the filing of additional or amendments to existing financing statements and do such other acts or things deemed necessary or desirable by Agent to give Agent a security interest in any such commercial tort claim.

(f)
Borrower shall mark its books and records as directed by Agent and as may be necessary or appropriate to evidence, protect and perfect the Security Interest and shall cause its financial statements to reflect the Security Interest.

ARTICLE IV - REPRESENTATIONS, WARRANTIES AND COVENANTS APPLICABLE TO PURCHASED ACCOUNTS AND RECEIVABLES COLLATERAL.

Borrower hereby represents, warrants and covenants to Agent and Lenders as follows:

4.1	Bona Fide Accounts.

  Each Purchased Account arises or will arise under a contract between the Account Debtor and Borrower or the Seller of an account to Borrower under a Factoring Agreement, or from the bona fide sale or delivery of goods to or performance of services by Borrower or such Seller for, the Account Debtor.

4.2	Good Title; No Existing Encumbrances.

  Borrower has good title to each Purchased Account.  The Purchased Accounts are free and clear of all Liens thereon other than any Permitted Encumbrances and Liens in favor of the Agent, for the benefit of Lenders, and no financing statement covering a Purchased Account is on file in any public office against Borrower or to its knowledge, after reasonable investigation based on information supplied to Borrower by Sellers and reputable third party providers, any Seller, other than any evidencing Permitted Encumbrances and other than any evidencing Borrower's interest therein as purchaser thereof under a Factoring Agreement each of which financing statements has been assigned to the Agent, for the ratable benefit of Lenders.

4.3	Right to Assign; No Further Encumbrances.

  Borrower has full right, power and authority to make this assignment of the Purchased Accounts and hereafter will not pledge, hypothecate, grant a security interest in, sell, assign, transfer, or otherwise dispose of the Purchased Accounts, or any interest therein.

4.4	Collateral Account.

(a)           Simultaneously herewith, Borrower shall establish and maintain with Wachovia Bank, National Association, a Cash Concentration Account into which Borrower shall transfer and deliver all cash, checks, drafts, items and other instruments for the payment of money which it now has or may have at any time hereafter as proceeds of the Receivables Collateral and, pending such transfer and delivery, Borrower shall be deemed to hold same in trust for the benefit of Lenders.  All balances in the Cash Concentration Account shall be applied by the Agent on a daily basis in payment of principal amounts outstanding under the Revolving Notes and then to any other Obligations then due and payable in such order as Agent shall determine from time to time.  Borrower shall not be entitled to draw on the Cash Concentration Account.  The Agent  and Required Lenders may, additionally, at any time after the occurrence of an Event of Default, direct Account Debtors to make payments on the Purchased Accounts, or portions thereof, directly to Agent for the benefit of Lenders, and the Account Debtors are hereby authorized and directed to do so by Borrower upon Agent's and the Required Lenders' direction, and the funds so received shall be also deposited in the Cash Concentration Account, and applied as aforesaid.

(b)           In addition to the foregoing, at the request of Agent and Required Lenders at any time hereafter when a Default or Event of Default has occurred and is continuing, Borrower shall cause to be established with Wachovia Bank, National Association, one or more special lockbox accounts for the collection of Purchased Accounts.  Such lockbox accounts shall be subject to the Agent's exclusive control, for the benefit of Lenders, pursuant to an agreement among Borrower, the Agent and Lenders, in form and substance satisfactory to Agent.  From and after the date of establishment of any lockbox account, Borrower shall direct all Account Debtors to make remittances directly to such lockbox or, in the case of Government Purchased Accounts, cause the lockbox address to be indicated as the remitting address on all bills of lading evidencing Government Purchased Accounts, provided that, to the extent any of the foregoing remittances then or thereafter are remitted by electronic funds transfer, then, in lieu of the foregoing, Borrower shall cause the deposit account to which such remittances are made, if not the Cash Concentration Account, be a deposit account under the control of Agent and/or take such other actions as Agent may request to give effect hereto.  Upon Borrower's failure, refusal or inability to undertake any of the foregoing, the Agent may do so, and the Account Debtors are hereby authorized and directed to do so by Borrower upon the Agent's direction.  Funds received in such lockbox account shall be applied as provided in the preceding clause (a).

4.5	Power of Attorney.

  Borrower irrevocably designates and appoints the Agent its true and lawful attorney either in the name of the Agent or in the name of Borrower to ask for, demand, sue for, collect, compromise, compound, receive, receipt  for and give acquittances for any and all sums owing or which may become due upon any Purchased Account and, in connection therewith, to take any and all actions as Agent may deem necessary or desirable in order to realize upon the Purchased Accounts or any other Receivables Collateral, including, without limitation, power to endorse in the name of Borrower, any checks, drafts, notes or other instruments received in payment of or on account of the Purchased Accounts (including, without limitation, any such checks, drafts, notes or other instruments which are payable to the Sellers of Purchased Accounts), upon the failure, refusal or inability of Borrower to do so after Agent's reasonable request or at any time after a Default or Event of Default has occurred which is then continuing; but, neither the Agent nor Lenders shall be under any duty to exercise any such authority or power or in any way be responsible for the collection of the Purchased Accounts.  This power of attorney shall extend to and include, without limitation, the power, under the circumstances described hereinabove in this Section 4.5, to execute in Borrower's name as its attorney-in-fact any Factoring Documentation, either in the name of Borrower or, where Borrower has been granted a power of attorney by any Seller, in the name of the Seller.

4.6	Purchased Accounts.

(a)           Borrower represents and warrants that it has heretofore delivered to Agent, or made available to Agent for review, true and correct copies of all of its Factoring Documentation and all of such Factoring Documentation is in full force and effect on the date hereof.  Borrower further represents and warrants that it has filed appropriate financing statements in all appropriate jurisdictions with respect to Purchased Accounts against all Sellers and that Borrower has a first priority lien on all Purchased Accounts existing on the date hereof.

(b)           The following provisions shall apply with respect to Borrower's factoring business as it relates to the acceptability to Agent for borrowing purposes of Purchased Accounts hereunder:

(i)           all Factoring Documentation shall be in form and substance satisfactory to Agent, which shall require, in any event, that (A) Borrower shall verify to its reasonable satisfaction that the Person(s) executing Factoring Documentation on behalf of any Seller are duly authorized and empowered to do so; (B) other than Purchased Accounts owing from trucking enterprises factored under Borrower's "TruckerFunds" trade style, all Factoring Agreements shall provide that accounts purchased thereunder are purchased on a full recourse basis; (C) Borrower has a first priority security interest in all Purchased Accounts of the Seller party thereto and in all bills of lading (if any are issued) evidencing such Purchased Accounts, (D) all such Factoring Documentation shall be fully assignable to the Agent, for the ratable benefit of Lenders, and (E) the Factoring Documentation with respect to each Seller shall include a power of attorney in favor of Borrower and, as to all Factoring Documentation obtained subsequent to the date hereof the Agent as well, pursuant to which the Borrower or the Agent, on its behalf, as the case may be, shall have the right to endorse and cash checks from Account Debtors to such Seller and otherwise to take actions required to collect the Purchased Accounts of such Seller;

(ii)           prior to purchasing accounts from all Sellers, Borrower shall confirm the correct corporate or other entity name of such Seller by obtaining a corporate good standing certificate, letter or equivalent document from the Secretary of State of such Seller's state of organization or by other methods acceptable to Agent (which may include reputable third party verifications);

(iii)           prior to purchasing accounts from any Seller, Borrower shall (1) cause lien searches (for a period of five (5) years) to be conducted in the name of such Seller, by a reputable firm engaged in the business of conducting lien searches or by the appropriate filing officer pursuant to a UCC 11 or equivalent request, in the offices where UCC financing statements are required to be filed to perfect a security interest in accounts (2) in the event that any such searches disclose that any Person has a Lien on such Seller's accounts which would be prior to Borrower's Lien thereon, Borrower shall promptly obtain the release or subordination of such Lien, in a manner satisfactory to Agent, and (3) subsequent to conducting such searches and causing the filing of any required releases and subordinations and the financing statements described in clause (iv) below (if not previously filed), Borrower shall cause follow-up lien searches to be performed, in the manner described hereinabove, to confirm all such filings (unless Borrower has filed such financing statement releases or subordinations directly and obtained recording officer acknowledgment copies thereof);

(iv)           Borrower shall cause to be filed appropriate UCC financing statements with respect to all Purchased Accounts of all Sellers showing the Seller, as debtor, and Borrower, as secured party; provided, however, that Agent shall have the right, on Lenders' behalf, at any time or from time to time from and after the occurrence of, and during the continuation of, any Default or Event of Default, to require that Borrower assign to Agent all UCC financing statements then filed by Borrower against Sellers of Purchased Accounts pursuant to this clause (iv) and file same of record or, at Agent's option, to itself file or record any one or more of such assignments on behalf of Borrower as its attorney-in-fact; it being understood and agreed by Borrower that Borrower shall not assign its rights under any such financing statement to any other Person nor terminate same or issue any partial releases in regard thereto, unless and until the obligations of any such Seller to Borrower giving rise to the filing of such financing statement have been fully and finally paid;

(v)           Borrower shall at all times comply with the applicable Assignment of Claims Acts with respect to Government Purchased Accounts;

(vi)           pursuant to this Agreement, the Agent, for the benefit of Lenders, shall have a lien on and security interest in all of the Purchased Accounts and all of the Factoring Documentation (including without limitation, in all powers of attorney from Sellers to Borrower), and in all of Borrower's rights under the Factoring Documentation and the Purchased Accounts and with respect thereto, and Borrower shall from time to time, at Agent's request, execute and deliver in favor of the Agent such further documents, instruments and agreements as may be necessary or appropriate to evidence such lien and security interest;

(vii)           without limitation of the foregoing, all Factoring Agreements (other than bills of lading, UCC financing statements and agreements for the sale and assignment of government billings) shall be conspicuously marked with the following legend "This writing and the obligations evidenced or secured thereby are subject to the security interest of Textron Financial Corporation, as agent for the benefit of itself and certain other financial institutions." and, after the occurrence of, and during the continuation of, a Default or an Event of Default, at the request of Agent, Borrower shall  deliver all original Factoring Documentation then in, or thereafter coming into, Borrower's possession or control (including, particularly, all bills of lading) to the Agent or to such Person as the Agent shall direct;

(viii)                      at Agent's request, Borrower shall execute and deliver to the Agent a separate power of attorney, in form and substance satisfactory to Agent (in addition to the power of attorney contained in Section 4.5 hereof), authorizing the Agent, as Borrower's attorney-in-fact, to endorse and cash checks from Account Debtors to Sellers of Purchased Accounts and to otherwise take all actions required to collect the Purchased Accounts of such Sellers.

(ix)           Notwithstanding the foregoing, Agent shall have the right to review from time to time, and in the reasonable exercise of its credit judgment, to require additional changes, including, without limitation, as to the forms of Factoring Documentation used by Borrower and the purchase, collection and other operating procedures of Borrower.

ARTICLE V - PROCEEDS OF COLLATERAL AND COLLECTIONS

With respect to the Collateral proceeds, Borrower hereby represents, warrants and covenants to Agent and Lenders as follows:

5.1	Borrower's Proceeds of Collateral.

  Borrower shall establish and maintain, at its expense, a Lockbox, in the sole discretion of Agent, with such banks as are acceptable to Agent pursuant to documentation (including a Lockbox Agreement) satisfactory to Agent, in its discretion, into which Borrower shall pay to Agent all proceeds of Collateral, including Net Proceeds, immediately upon Borrower's receipt thereof.  The receipt of any payment item by Lender (whether from transfers to Lender pursuant to the Lockbox Agreement or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's account or unless and until such payment item is honored when presented for payment.  Anything to the contrary contained in this Agreement notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's account on a Business Day on or before 1:00 p.m. East Coast Time.  From and after the Closing Date, Agent shall be entitled to charge Borrower for one (1) Business Day of "clearance" or "float" at the Interest Rate on all collections that are received (regardless of whether forwarded by the deposit banks to Agent).  This clearance or float charge on all collections is acknowledged by the parties to constitute bargained for consideration of the pricing of the financing of Borrower and shall apply irrespective of whether or not there are any outstanding monetary Obligations.

5.2	Collection of Collateral.

(a)
Borrower shall promptly deposit or cause to be deposited all Revenues into the Lockbox.  Borrower shall direct and instruct all of its Account Debtors to directly remit to such Lockbox all payments on Receivables Collateral and all other payments constituting Revenues, in the identical form in which such payments are made, whether by cash, check or other manner of payment.  If, notwithstanding such instructions, Borrower receives any Revenues, upon receipt by Borrower of any such Revenues, Borrower shall receive such payments as the Lender Group's trustee, and Borrower shall within one (1) Business Day deliver such payments to Agent in their original form duly endorsed in blank.  Borrower agrees that all payments made to the Lockbox or other funds received and collected by Agent, whether in respect of the Receivables Collateral, as other Revenues, or otherwise, shall be subject to Agent's sole control and shall be treated as payments to the Lender Group in respect of the Obligations and therefore shall constitute the property of the Lender Group to the extent of the amount of the outstanding Obligations.

(b)
Agent or its designee may, in Agent's sole discretion, at any time during which an Event of Default exists, notify Account Debtors of the Security Interest and collect Purchased Accounts directly from Account Debtors and charge the collection costs and expenses to Borrower as additional Loans.  Whether or not a Default or an Event of Default has occurred, any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of the Lender Group, any designee of the Lender Group, or Borrower, to verify the validity, amount or any other matter relating to any Purchased Accounts by mail, telephone, electronic communication or otherwise.  Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

ARTICLE VI - GENERAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and Lenders, as of the date of this Agreement and at all times that any Lender makes Loans to Borrower for the account of Borrower, as follows:

6.1	Existence, Power and Authority; Affiliates of Borrower.

(a) Organization; Qualification.  Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, as identified in Schedule 6.1(a), having the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, and Borrower is duly qualified and authorized to do business in the jurisdictions listed on Schedule 6.1(a) and in each jurisdiction in which the nature of its business or the ownership and characteristics of its property requires such qualification or authorization, except where the failure to be so qualified would not have a Materially Adverse Effect.  The jurisdictions in which Borrower is qualified to do business as a foreign entity as of the Closing Date are listed on Schedule 6.1(a).

(b)
Power.  Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform the Loan Documents in accordance with their respective terms.  Each of the Loan Documents has been duly executed and delivered by the duly authorized officers of Borrower and each is, or each when executed and delivered in accordance with this Agreement will be, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.  All of the transactions contemplated under the Loan Documents are within Borrower's powers and are not in contravention of law or the terms of Borrower's certificate of organization, articles of organization, operating agreement, or other organizational documentation, or any material agreement or undertaking to which Borrower is a party or by which Borrower or its property is bound, and does not result in the creation or imposition of any lien, charge or encumbrance upon any assets of Borrower, other than the Lien of Agent.

(c)
Borrower's Affiliates.  Borrower does not have any Affiliates or Subsidiaries except as set forth on Schedule 6.1(c).  Schedule 6.1(c) sets forth a correct and complete list of the name and relationship to Borrower of (and the ownership interest of Borrower in) each and all of Borrower's Affiliates and Subsidiaries.

(d)
Capitalization.  The outstanding membership interests of Borrower have been duly and validly issued and are fully paid and nonassessable, and the number and owners of such membership interests of Borrower are set forth on Schedule 6.1(d).  Except as set forth on Schedule 6.1(d), there are no existing warrants, options, or commitments of any kind or nature convertible into membership interests of any class of Borrower.

(e)	Business. Borrower is engaged principally in the business of providing factoring services.

6.2	Compliance with Other Agreements and Applicable Law.

  Except as set forth on Schedule 6.2, Borrower is not in default under, or in violation in any respect of, any material agreement, contract, instrument or other commitment to which Borrower is a party or by which Borrower or its property is bound, and Borrower is in compliance in all material respects with all Governmental Approvals applicable to or required in connection with the conduct of Borrower's business and affairs, and Borrower is otherwise in compliance in all material respects with all Applicable Laws.

6.3	Absence of Litigation.

  Except as set forth on Schedule 6.3, there are no actions, proceedings or investigations pending or threatened against Borrower, or any of its assets, which, if adversely determined against Borrower can reasonably be expected to have a Materially Adverse Effect on the assets, financial condition or business prospects of Borrower.

6.4	Taxes and Returns.

  Except as set forth on Schedule 6.4, Borrower has timely filed all tax returns which Borrower is required by law to file or has obtained valid extensions, and all taxes and other sums related to the payment of taxes owing by Borrower to any governmental authority have been fully paid and Borrower maintains adequate reserves to pay such tax liabilities as they accrue, unless being diligently contested in good faith and for which adequate reserves under GAAP exist.

6.5	Lien Priority and Nature of Certain Collateral.

(a)
Liens.  Agent has a perfected first priority security interest in the Collateral and, except for the Liens described on Schedule 6.5(a) and the other Permitted Liens, none of the properties and assets of Borrower is subject to any Lien.  Other than the Financing Statements of Agent pursuant to this Agreement, no financing statement under the UCC of any state or other instrument evidencing a Lien that names Borrower as debtor has been filed (and has not been terminated) in any state or other jurisdiction, and  Borrower has not signed any such financing statement or other instrument or any security agreement authorizing any secured party thereunder to file any such financing statement or instrument, except to perfect the Liens listed on Schedule 6.5(a) and the other Permitted Liens.

(b)
Title.  Except as set forth on Schedule 6.5(b) or as otherwise permitted hereunder, Borrower has valid and legal title to or leasehold interest in all personal property, real property, and other assets used in its business.

(c)
Inventory.  All Inventory or owned real estate is located on the premises set forth on Schedule 6.5(c) or is Inventory in transit to one of such locations, except as otherwise disclosed in writing to Agent.  Borrower has not, within the twelve (12) months preceding the Agreement Date, located any Inventory at premises other than those set forth on Schedule 6.5(c).

(d)
Equipment.  All Equipment is in good order and repair in all material respects and is located on the premises set forth on Schedule 6.5(d).  Borrower has not, within the twelve (12) months preceding the Agreement Date, located any Equipment at premises other than those set forth on Schedule 6.5(d).

(e)	Real Estate. Borrower does not own or lease any real property other than that described on Schedule 6.5(e).

(f)
Corporate and Fictitious Names.  Except as otherwise disclosed on Schedule 6.5(f), during the five-year (5) period preceding the Agreement Date, neither Borrower nor any predecessor of Borrower has been known as or used any corporate or fictitious name other than the name of Borrower as first set forth in this Agreement.

6.6	Executive Office.

  Borrower's Executive Office is located at the address set forth on the signature page of this Agreement.  All books and records pertaining to the Collateral are kept by Borrower at its Executive Office.

6.7	Financial Statements.

  The audited consolidated financial statements of Parent and its Subsidiaries as of and for the fiscal year ended December 31, 2007 and the unaudited consolidated financial statements of Parent and its Subsidiaries as of and for that interim portion of its current fiscal year ending August 31, 2008, copies of which heretofore have been furnished to Agent, are complete and accurately and fairly represent the financial condition of Parent and Borrower, and the transactions in its equity accounts as of the dates and for the  fiscal periods referred to therein, and have been prepared in accordance with GAAP throughout the periods involved (subject to year-end audit adjustments in connection with interim financial statements).  There is no material indebtedness of Borrower or its Subsidiaries as of the dates of such financial statements which is not reflected therein or in the notes thereto.  There has been no material adverse change in the financial conditions or operations of Parent, Borrower or their Subsidiaries since the respective dates of such financial statements.

6.8	Environmental Compliance.

  To the best of Borrower's knowledge, (i) none of Borrower's properties or assets has ever been used by Borrower or by any previous owner or operator of such properties or assets, in violation of any Environmental Laws; (ii) none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any Environmental Laws as a hazardous substance or materials disposal site, or a candidate for closure pursuant to any Environmental Laws; (iii) no liens arising under any Environmental Laws has attached to any Revenues or to any real or personal property owned or operated by Borrower; (iv) Borrower has not received a summons, citation, notice or directive from any federal or state governmental agency concerning any action or omission by Borrower resulting from the violation of any Environmental Laws; (v) Borrower is now in compliance with all Environmental Laws; and (vi) all material Governmental Approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Laws have been obtained, and all such Governmental Approvals and similar authorizations are valid and in full force and effect in all respects.

6.9	Proprietary Rights.

  A correct and complete schedule of all of Borrower's Proprietary Rights is set forth in Schedule 6.9 and none of the Proprietary Rights is subject to any licensing agreement or similar arrangement, except as set forth on Schedule 6.9 or as entered into in the ordinary course of Borrower's business.  To the best knowledge of Borrower none of the Proprietary Rights infringes on the valid trademark, trade name, copyright, or patent right of any other Person, and no other Person's property infringes on the Proprietary Rights, in any material respect.  The Proprietary Rights described on Schedule 6.9 constitute all of the property of such type necessary to the current and anticipated future conduct of the business of Borrower.

6.10	Trade Names.

  All trade names or styles under which Borrower sells Inventory or Equipment or creates Accounts, or to which instruments in payment of Accounts are made payable, are listed on Schedule 6.10.

6.11	Employee Relations.

  Borrower has a stable work force in place and Borrower is not, except as disclosed on Schedule 6.11, party to any collective bargaining agreement nor has any labor union been recognized as the representative of Borrower's employees, and Borrower does not know of any pending, threatened, or contemplated strikes, work stoppage or other labor disputes involving any of Borrower's employees.

6.12	Employee Pension Benefit Plans.

  Each Plan meets the minimum funding standards of Section 302 of ERISA, if applicable, and no Termination Event has occurred with respect to any Plan of Borrower.

6.13	Bank Accounts.

  The information on Schedule 6.13 is a complete and correct list of all checking accounts, deposit accounts, and other bank accounts maintained by Borrower.

6.14	Sanctioned Persons; Sanctioned Countries.

  None of Borrower, its Subsidiaries or its Affiliates or any guarantor of the Obligations (i) is a Sanctioned Person or (ii) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.  The proceeds of any Loan will not be used to fund any operation in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country.

6.15	Accuracy and Completeness of Information.

  All representations and warranties set forth in this Article VI, and all statements and other information furnished by or on behalf of Borrower in connection with this Agreement or any of the Loan Documents are true and correct in all material respects and do not omit any material fact.  Each financial statement furnished by or on behalf of Borrower presents fairly the financial condition of Borrower as of the date of such statement and for the relevant period(s) then ended.

6.16	Software License Compliance.

  Borrower warrants and represents that all software used by Borrower on any of Borrower's computers that is material to Borrower's business is either Borrower's proprietary software or is duly licensed, maintained and operated in compliance in all material respects with the software owner's license terms and conditions.

6.17	Survival of Warranties; Cumulative.

  All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement, any investigation made by or on behalf of any member of the Lender Group, or any Borrowing hereunder, and shall be deemed to have been made again to Lenders on the date of each additional Borrowing or other credit accommodation under this Agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date), and shall be conclusively presumed to have been relied on by Lenders regardless of any investigation made or information possessed by any Lender.  The representations and warranties set forth in this Agreement and in the other Loan Documents shall be cumulative and shall be in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lenders.

6.18	Anti-Terrorism Laws.

(a) General.  Neither Borrower nor any Subsidiary of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.

(i)	Borrower nor any Subsidiary of Borrower is any of the following (each a "Blocked Person"):

(1)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(2)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(3)	a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4)	a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;

(5)
a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement  official publication of such list; or

(6)	a Person or entity who is affiliated with a Person or entity listed above.

(ii)           Neither Borrower nor any Subsidiary of Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

6.19	Licenses and Permits.

  Borrower and each of its Subsidiaries have obtained and hold in full force and effect, all material franchises, licenses, leases, permits, consents, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals that are necessary or appropriate for the operation of their businesses as presently conducted and as proposed to be conducted, including, without limitation, all lending and mortgage broker licenses.  Neither Borrower nor any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval in any such case that could reasonably be expected to have a Material Adverse Effect.  Copies of all lending and mortgage broker licenses of Borrower are attached as Schedule 6.19 hereto.

ARTICLE VII - AFFIRMATIVE COVENANTS

Until this Agreement and the Commitments hereunder have been terminated and all Obligations have been paid in full, Borrower covenants and agrees with Agent and Lenders as follows:

7.1	Financial Statements.

  Borrower shall deliver to Agent:

(a)
within one hundred twenty (120) days following the close of each Fiscal Year, audited consolidated and consolidating financial statements of Parent and its Subsidiaries, certified by a recognized firm of certified public accountants acceptable to Agent as having been prepared in accordance with GAAP and as presenting fairly the financial condition of Parent and its Subsidiaries as of the date thereof and for the period then ended (and including a management letter to Parent from such accountants, if prepared by such accountants at Parent's request, to be delivered not later than thirty (30) days thereafter), which, for the end of each Fiscal Year, shall also include a Covenant Compliance Certificate ("Covenant Compliance Certificate"), in the form set forth as Exhibit F, setting forth a calculation of the covenants described in Section 8.6 and Section 8.15;

(b)
within forty-five (45) days after the close of each of the first three Fiscal Quarters, consolidated and consolidating quarterly and fiscal year-to-date financial statements for Parent and its Subsidiaries, including income statement, balance sheet, and statement of cash flow, prepared in accordance with GAAP (subject to the absence of notes and to annual audit adjustment), certified by the chief executive officer or chief financial officer or other authorized individual of Borrower as presenting fairly the financial condition of Parent and its Subsidiaries, which, for the end of each Fiscal Quarter, shall also include a Covenant Compliance Certificate, setting forth a calculation of the covenants described in Section 8.6 and Section 8.15;

(c)
within thirty (30) days after the close of each month (or within 45 days after the end of each final month of each Fiscal Quarter), reasonably detailed monthly and fiscal year-to-date financial statements for Parent and its Subsidiaries, including income statement, balance sheet, and statement of cash flow, prepared in accordance with GAAP (subject to the absence of notes and to annual audit adjustment), certified by the chief executive officer or chief financial officer or other authorized individual of Borrower as presenting fairly the financial condition of Parent and its Subsidiaries, which, for the end of each month, shall also include a Covenant Compliance Certificate, setting forth a calculation of the covenants described in Section 8.6 and Section 8.15;

(d)
 at least sixty (60) days prior to the end of Borrower's Fiscal Year an annual operating budget showing a projected income statement, balance sheet and borrowing base availability as of each calendar month end for the forthcoming Fiscal Year; and

(e)	such other financial information as Agent shall reasonably request.

7.2	Books and Records.

  Borrower shall keep accurate and complete records of the Collateral and permit Agent to: (a) visit Borrower's business locations upon reasonable notice; and (b) inspect, audit and make extracts from or copies of Borrower's books, records, journals, receipts, computer tapes and disks.  After the existence and continuation of an Event of Default, all governmental authorities are authorized to furnish Agent with copies of reports of examinations of Borrower made by such parties.  After the existence and continuation of an Event of Default, Banks, Sellers and other third parties (without waiving any attorney-client privilege) with whom Borrower has contractual relationships pertaining to the Collateral or the Loan Documents, are authorized to furnish Agent with copies of such contracts and related materials.  Agent is authorized, in its own name or any other name, to communicate with Account Debtors in order to verify the existence, amount and terms of any Purchased Accounts.

7.3	Additional Documentation.

  Borrower shall execute and deliver to Agent all additional documents that Agent may, from time to time, reasonably determine are necessary or appropriate to evidence the Loans or to continue or perfect Agent's Security Interest in the Collateral.

7.4	Existence, Name, Organization and Executive Office.

  Borrower shall maintain its existence in good standing and shall deliver to Agent written notice, at least thirty (30) days in advance, of any proposed change in Borrower's state of organization, a change in Borrower's name or organizational identification number, a change in the use of any trade name, new trade names, fictitious name or new fictitious names, Borrower's business locations, the location of Borrower's Executive Office, the mailing address of Borrower, the location of any Inventory or Equipment, or the location of Borrower's books and records, and shall execute or cause to be executed any and all documents that Agent reasonably requests in connection therewith, including, in the case of any new location of Inventory that is not owned by Borrower, the waiver and consent from the lessor of such premises in form and substance reasonably acceptable to Agent.

7.5	Compliance with Laws and Taxes.

  Borrower shall comply in all material respects with all Applicable Laws.  Borrower shall pay all real and personal property taxes, assessments and charges, and all franchise, income, unemployment, social security, withholding, sales and all other taxes assessed against Borrower or the Collateral, at such times and in such manner so as to avoid any penalty from accruing against Borrower or any Lien or charge from attaching to the Collateral.  Borrower shall promptly deliver to Agent, upon request, receipted bills evidencing payment of such taxes and assessments.

7.6	Performance of Obligations.

  Borrower shall perform, in a timely manner, all of its obligations pursuant to all leases, mortgages, deeds of trust or other agreements to which Borrower is a party, and shall pay when due all debt owed by Borrower and all claims of mechanics, materialmen, carriers, landlords, warehousemen and other like Persons, except only, and to the extent that, the amount of any such debt and claims is being contested by Borrower in good faith by appropriate proceedings and Borrower maintains on its books reasonable reserves therefor in accordance with GAAP.

7.7	Reporting as to Revenues, Receivables Collateral.

(a)           With such frequency as Agent shall direct, Borrower shall deliver to Agent such information as Agent shall request with respect to the Revenues, Receivables Collateral and Purchased Accounts, including, but not limited to:

(i)
daily a report with respect to Purchased Accounts (specifying the amounts thereof), collections, reserves, charge-backs, ledger debt, due from factor balances, fees and escrows, to be in the form of  Exhibit H or such other form as Lenders may deliver to Borrower from time to time;

(ii)
no later than the fifteenth (15th) day of each month, a Borrowing Base Certificate which shall include a calculation of Eligible Factored Accounts as of the date of report submission, to be in the form of Exhibit A or such other form as Agent may deliver for such purpose to Borrower from time to time hereafter, the statements in which, in each instance, shall be certified as to truth and accuracy by a duly authorized officer on behalf of Borrower.  Each such report shall further include, without limitation, the following: (i) a factored receivables aging by Account Debtor; (ii) a factored receivables aging by Seller; (iii) a deductions receivables aging by Seller; (iv) a list of escrow and reserve balances by Seller; and (v) an aging report by Seller.  In addition to the foregoing, Borrower may, if it elects, deliver to the Agent supplemental aging reports and settlement reports with respect to Purchased Accounts certified as to truth and accuracy by a duly authorized officer on behalf of Borrower, no later than fifteen (15) days after the date of delivery of Borrower's most recent monthly status report and Borrowing Base Certificate pursuant to hereto, in order that the Agent may take such reports into account in determining whether Borrower may obtain additional Revolving Loan Advances pursuant to Section 1.1 hereof;

(iii)
no later than the fifteenth (15th) day of each month, a status report, certified by a duly authorized officer on behalf of Borrower, showing the aggregate dollar value of the items comprising the Purchased Accounts and the age thereof from purchase or loan date, as the case may be, whichever is earlier, as of the last day of the preceding calendar month (segregating such items in such manner and to such degree as Agent may reasonably request) and the age thereof as of the last day of the preceding calendar month (segregating such items in such manner and to such degree as Agent may reasonably request).  In any event, Borrower will promptly notify Agent of all write offs of any accounts of any single Seller in excess of Fifty Thousand Dollars ($50,000), individually or in the aggregate.  Additionally, Agent may, at any time in its sole discretion, require Borrower to permit the Agent to verify the individual account balances of the individual Account Debtors immediately upon its request therefor.  In any event, upon request from Agent, made at any time hereafter, Borrower shall furnish the Agent with a then current Account Debtor address lists;

(iv)
no later than the fifteenth (15th) day of each month, a report listing each Seller and identifying any Seller who is in default under any Factoring Documentation or whose Factoring Documentation has been terminated; and

(v)	no later than ten (10) days following Agent's request therefor, a complete and updated list of Sellers, including the name, address and telephone number of each customer.

(b) Borrower shall notify Agent promptly if:

(i)
Borrower enters into a long-term contract with the United States of America, and, if requested by Agent, Borrower shall execute all instruments and take all steps necessary to insure that all amounts due and to become due under such long-term contract are properly assigned to Agent pursuant to the Assignment of Claims Act of 1940 or otherwise;

(ii)
Borrower receives information with regard to any type or item of Collateral which might have in any way a Materially Adverse Effect on the value of the Collateral as a whole or the rights and remedies of Agent with respect thereto; and

(iii)
any Purchased Accounts due and owing in which amounts in excess of $25,000 are in dispute by any single Account Debtor, and Borrower shall explain in detail the reason for the dispute, all claims related to the dispute, and the amount in controversy;

7.8	Over-Advance.

  If, at any time, the aggregate unpaid principal amount of any of the Loans, including without limitation, all amounts deemed to be Revolving Loan Advances in accordance with Section 1.4 and Section 1.10, exceeds any applicable limit set forth in this Agreement, Borrower shall immediately pay to Agent the amount of any such excess and all accrued interest and other charges owing to the Lender Group with respect thereto.

7.9	Breach or Default.

  Borrower shall notify Agent immediately upon the occurrence of any circumstance that:  (a) makes any representation or warranty of Borrower contained in this Agreement or any other Loan Document incorrect or misleading in any material respect; (b) constitutes an Event of Default or (c) which might materially and adversely affect the Purchased Accounts or the Factoring Documentation.

7.10	Maintenance of Assets.

  Borrower shall maintain all of its real and personal property in good repair, working order and condition, shall make all necessary replacements to such property so that the value and the operating efficiency of such property will be preserved, shall prevent any personal property from becoming a fixture to real estate (unless owned by Borrower and encumbered by a mortgage, deed of trust, security deed or similar agreement in favor of Agent), and will pay or cause to be paid all rental or mortgage payments due on its real property.

7.11	Insurance.

  Borrower shall procure and continuously maintain:  (a) "All Risk Extended Coverage" property insurance covering Borrower's tangible personal property for the full replacement value thereof; (b) liability insurance in an amount acceptable to Agent; and (c) such other customary insurance coverages as are reasonably specified by Agent from time to time.  Borrower shall cause each Seller to maintain insurance as required under the Factoring Documentation.  Each property and business interruption insurance policy shall contain a standard Lender's Loss Payable Endorsement in favor of Agent, providing for, among other things, thirty (30) days prior written notice to Agent of any cancellation, non-renewal or modification of such coverage.  Borrower shall deliver to Agent certified copies of such policies and all required endorsements, or other evidence of such insurance acceptable to Agent.  All amounts received by Agent from any such insurance policies may be applied by Agent to the Obligations.  If Borrower fails to procure required insurance or such insurance is canceled or otherwise lapses, Agent may procure such insurance and add the cost of such insurance to the principal balance of the Loans.

7.12	Use of Proceeds.

  Borrower shall use the proceeds of all Revolving Loan Advances and all other loans or accommodations made by Lenders for Borrower (i) for Borrower's working capital and other legal and proper business purposes; (ii) to repay indebtedness of Borrower owing to Morry Rubin and George Rubin as of the Closing Date in an aggregate amount not to exceed $1,500,000.  No proceed of the Revolving Loan Advances shall be used for any personal, family or household purposes or for any purpose prohibited by law or by the terms and conditions of this Agreement or any of the Loan Documents.

7.13	Disclosure.

  Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, Borrower shall (i) notify Agent if any written information, exhibit, or report recently furnished to Agent contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (ii) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment, filing, or recordation thereof.

7.14	Further Assurances.

  Borrower will promptly cure, or cause to be cured, defects in the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by Borrower or any of the employees or officers thereof.  Borrower, at Borrower's expense, will promptly execute and deliver to Agent, or cause to be executed and delivered to Agent, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of Borrower in the Loan Documents, including this Agreement, or to correct any technical omissions in the Loan Documents, or to obtain any consents that are necessary in connection with or in accomplishment of the covenants and agreements of Borrower, all as may be necessary or appropriate in connection therewith as may be requested by Agent.

7.15	Brokerage Commissions.

  Borrower shall pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower's obtaining financing from the Lender Group under this Agreement as of the Closing Date.  Borrower agrees to indemnify, defend, and hold the Lender Group harmless from and against any claim of any broker or finder arising out of Borrower's obtaining financing from the Lender Group under this Agreement.

7.16	Factoring Documentation.

  Borrower shall (a) cause the Factoring Documentation to consist of only one (1) original counterpart, and (b) offer factoring services under Factoring Agreements (i) in accordance with the Credit Guidelines and (ii) which are evidenced by Factoring Documentation that are solely on forms that are in compliance with applicable state and federal laws and are substantially in a form similar to those set forth in Exhibit D.

7.17	Additional Covenants.

  No later than December 21, 2008, Borrower shall deliver or cause to be delivered to Agent in form reasonably acceptable to Agent an executed lenders loss payable endorsement in respect of Borrower's casualty loss and liability insurance policies.  No later than February 21, 2009, Borrower shall terminate all depository, collection and disbursement accounts with Bank of America, N.A. or any Affiliate.

ARTICLE VIII - NEGATIVE COVENANTS

Until this Agreement and the Commitments hereunder have been terminated and all Obligations have been paid in full, Borrower covenants and agrees with Agent and Lenders as follows:

8.1	Business, Management and Organization.

  Borrower shall not:  (a) make any material change in the nature of the business that Borrower presently conducts; (b) change its name except after first complying with Section 7.4; (c) change its state of organization or its type of organization (that is, from a limited liability company); or (d) merge or consolidate with any Person or purchase any stock or assets of any other Person, other than assets used by Borrower in the ordinary course of its business and other than Permitted Investments.

8.2	Disposition of Assets.

  Borrower shall not:  (a) encumber the Collateral in favor of any party other than Agent, whether voluntarily or involuntarily, other than the Permitted Liens; or (b) sell, consign, lease or remove from Borrower's business locations any of Borrower's assets except that, until Agent gives Borrower notice to the contrary during the existence of any Event of Default, Borrower may (i) sell Inventory in the ordinary course of its business (any sale or exchange of Inventory in satisfaction of indebtedness of Borrower shall not be deemed a sale of Inventory in the ordinary course of business); (ii) sell or dispose of obsolete assets that constitute Collateral which Borrower has determined, in good faith, not to be useful in the conduct of its business and which, in any Fiscal Year, do not have an aggregate fair market value in excess of $75,000; and (iii) sell or dispose of obsolete assets that do not constitute Collateral which Borrower has determined, in good faith, not to be useful in the conduct of its business.

8.3	Loans and Guarantees.

  Borrower shall not make any loan or contribute money, goods or services to, or guaranty or agree to become liable for any obligation of, any other Person, including any Affiliates of Borrower or any Interested Party, other than:  (a) loans to employees of Borrower for reimbursable expenses incurred by such employees in the normal course of Borrower's business; and (b) Permitted Investments.

8.4	Investments.

  Borrower shall not make any Investment other than Permitted Investments.

8.5	Distributions and Salaries.

  Borrower shall not:

(a)           make any dividend, distribution or payment on or with respect to any membership interests, or purchase, redeem or otherwise acquire or retire any of its membership interests except (i) membership interests acquired on the conversion thereof into other membership interests or (ii) so long as no Event of Default has occurred and is continuing or would be caused thereby, (a) Permitted Tax Distributions; provided that prior to making any such Permitted Tax Distributions Borrower shall provide to Agent a certificate confirming its pro forma compliance with Section 8.6 after giving effect to such distribution for the next succeeding month, and (B) Permitted Other Distributions; provided that prior to making any such Permitted Other Distributions Borrower shall provide to Agent a certificate confirming that after giving effect to such distribution it will have not less than $500,000 of Availability and its pro forma compliance with Section 8.6 as of the date of such distribution for the next succeeding month.

(a) increase, whether by election, promotion or otherwise, the aggregate salaries and other compensation paid to existing officers of Borrower by more than ten percent (10%) in the aggregate in any Fiscal Year.

8.6	Financial Covenants.

(a)
Borrower shall not permit Leverage Ratio to be greater than (i) .5 to 1.0 as of the last day of its 2008 Fiscal Year and as of the last day of each Fiscal Quarter ending March 31, June 30, and September 30, 2009, (ii) 2.35 to 1.0 as of the last day of its 2009 Fiscal Year and as of the last day of each Fiscal Quarter ending March 31, June 30 and September 30, 2010, and (iii) 2.75 to 1.0 as of the last day of its 2010 Fiscal Year and as of the last day of each Fiscal Quarter thereafter.

(b)
Borrower shall not permit the Fixed Charge Coverage Ratio to be less than (i) .25 to 1.0 as of the Fiscal Quarter ending June 30, 2009, for the six months then ending, (ii) 1.0 to 1.0 for the Fiscal Quarter September 30, 2009, for the nine months then ending, or (iii) 1.5 to 1.0 as of the Fiscal Year December 31, 2009, and, thereafter, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2010, in each case for the immediately preceding rolling twelve month period.

(c)
Borrower shall not permit Adjusted Tangible Net Worth to be less than (i) $2,500,000 as of the last day of its 2008 Fiscal Year and as of the last day of each Fiscal Quarter ending March 31, June 30 and September 30 2009, (ii) $2,800,000 as of the last day of its 2009 Fiscal Year and as of the last day of each Fiscal Quarter ending March 31, June 30 and September 30, 2010, and (iii) $4,700,000 as of the last day of its 2010 Fiscal Year and as of the last day of each Fiscal Quarter thereafter.

(d)	Borrower shall not permit EBITDA to be less than a negative $300,000 as of the last day of each Fiscal Quarter ending December 31, 2008 and March 31, 2009.

(e)
Borrower shall not permit Availability at any time to be less than five percent (5%) of the amount indicated on the most recent Borrowing Base Certificate (inclusive of all fees, charges, expenses and all Liabilities and other payables are current within ordinary payment terms).

All amounts referenced in this Section shall be determined in accordance with GAAP.

8.7	Change of Control.

  Borrower shall not cause, permit, or suffer, directly or indirectly, any Change of Control.

8.8	Limitation on Indebtedness for Money Borrowed.

  Borrower shall not create or suffer to exist any Indebtedness for Money Borrowed except: (i) the Indebtedness for Money Borrowed by Borrower to the Lender Group under this Agreement and the Loan Documents; (ii) Indebtedness for Money Borrowed outstanding as of the Closing Date and listed on Schedule 8.8; (iii) Indebtedness for Money Borrowed secured by Permitted Liens; or (iv) Subordinated Indebtedness.

8.9	Mergers; Consolidations; Acquisitions.

  Borrower shall not merge or consolidate, or permit any Subsidiary of Borrower to merge or consolidate, with any Person; nor acquire, or permit any of its Subsidiaries to acquire, all or any substantial part of the properties and assets or Securities of any Person.

8.10	Subsidiaries.

  After the Closing Date, Borrower shall not create any Subsidiaries, or transfer any assets to any Subsidiary.

8.11	Fiscal Year.

  Borrower shall not change its Fiscal Year end for accounting purposes.

8.12	Affiliate Transactions.

  Subject to Sections 8.4 and 8.5, Borrower shall not enter into or be a party to any agreement or transaction with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms that are no less favorable to Borrower than it would obtain in a comparable arms length transaction with a Person not an Affiliate of Borrower, and on terms consistent with the business relationship of Borrower and such Affiliate prior to the Agreement Date, if any, and fully disclosed to Agent.

8.13	Subordinated Indebtedness.

  Borrower shall not (i) amend any document relating to the Subordinated Indebtedness, or (ii) make any payment with respect to such Subordinated Indebtedness except as provided in a subordination agreement acceptable to Agent.

8.14	Credit Guidelines.

  Borrower shall not amend, modify or otherwise change in any respect the Credit Guidelines without the prior written consent of Agent, except for any amendments, modifications or changes the effect of which is not materially adverse to Borrower.  Borrower shall deliver to Agent promptly (but in any event not less that five (5) Business Days after such amendment, modification or change) a copy of any revised Credit Guidelines.

8.15	Purchased Accounts Covenants.

  Borrower shall not permit (a) write-offs of Purchased Accounts to exceed 0.5%, or (b) the Average Monthly Purchased Accounts Turnover to exceed 40 days, in each case measured as of the last day of each month for the twelve month period then ending.

8.16	Anti-Terrorism Laws.

  Borrower shall not engage in, or permit any of its Subsidiaries to engage in, any of the following activities:  (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person;  (ii) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No.13224 or the Patriot Act.  Borrower shall deliver to Agent any certification or other evidence requested from time to time by Agent, in its sole discretion, confirming Borrower's compliance with this Section 8.16.

8.17	Sanctioned Persons.

  Neither Borrower nor any Subsidiary will create or accept any account, instrument, chattel paper or other obligation of any kind due from or owed by a Sanctioned Person or enter into any lease that secured the Obligations where the lessee is a Sanctioned Person.  Borrower shall notify Agent promptly in writing if it learns that any Seller or Account Debtor is a Sanctioned Person.

ARTICLE IX - CONDITIONS PRECEDENT

9.1	Initial Credit.

  The obligation of each Lender to extend any credit under this Agreement is subject to the fulfillment to Agent's satisfaction in its Permitted Discretion on or before November 30, 2008 of all of the following conditions:

(a)	Agent shall have received, in form and substance satisfactory to the Lender Group in their Permitted Discretion, each of the following, duly executed:

(i)	this Agreement;

(ii)	the Revolving Notes, if any;

(iii)
Borrower's borrowing resolutions, certified organizational documents and good standing certificates in Borrower's jurisdictions of organization and each other jurisdiction where Borrower is qualified to do business, together with a secretary's certificate;

(iv)	a Notice of Borrowing dated the Agreement Date;

(v)	UCC-1 financing statements;

(vi)	each Guaranty;

(vii)	an opinion of Borrower's counsel;

(viii)	Deposit Account Control Agreements with such banks as Agent may request;

(ix)	a waiver and consent from each of Borrower's landlords;

(x)
all releases, terminations, agreements and other documents as Agent may request to effect and evidence termination of the existing financing arrangements of Borrower and the interests of any other lender or lenders pursuant to any such financing arrangements in any assets and properties of Borrower;

(xi)	each Pledge Agreement, together with membership interest powers for all certificated membership interests, if any;

(xii)	a Borrowing Base Certificate dated as of the Agreement Date;

(xiii)	a copy of Borrower's Credit Guidelines; and

(xiv)	such other documents as Agent may require under this Agreement.

(b)	[Reserved]

(c)
Agent shall have completed a field review of the records and other information with respect to the Collateral as Lenders may require, the results of which (including evidence of segregation and identification of Collateral) shall be satisfactory to Agent in its discretion.

(d)	Agent shall have received and reviewed UCC and Lien search results for all jurisdictions in which assets of Borrower are located in the United States, in form and substance satisfactory to Agent.

(e)
Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent, on behalf of the Lender Group, has a valid perfected first security interest in all of the Collateral except as otherwise permitted under this Agreement.

(f)	Agent shall have received all original notes, if any, executed by a Seller in connection with a Factoring Agreement and photocopies of all other Factoring Documentation.

(g)
Agent shall have completed its business, legal and collateral due diligence, including a collateral audit and review of Borrower's books and records, Factoring Agreements with Sellers conducted by Agent and verification of Borrower's representations and warranties to Lenders, the results of which shall be satisfactory to Agent.

(h)
Agent shall have received evidence satisfactory to it that as of the Closing Date, after giving effect to the Borrowings hereunder on the Closing Date and the payment of all fees and expenses to be paid by Borrower at closing under this Agreement, Availability shall not be less than $1,000,000.

(i)	No Default or Event of Default shall have occurred and be continuing.

(j)	All representations and warranties of Borrower set forth in this Agreement shall be true and correct in all material respects.

(k)
The parties thereto shall have completed or delivered, as applicable, all items on the checklist of closing items in connection with this Agreement, each to the satisfaction of Agent in its discretion and Agent shall have received such other documents as Agent or its counsel may have reasonably requested.

9.2	Initial and Subsequent Credit.

  The obligation of each Lender to make each extension of credit requested by Borrower under this Agreement, including without limitation, the initial Revolving Loan Advance, any subsequent Revolving Loan Advance shall be subject to the fulfillment to Agent's satisfaction of all of the following conditions:

(a)           The representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit or the making of any Loans the Lender Group pursuant to this Agreement, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date no Default or Event of Default shall exist.

(b)           Agent shall have received all additional documents that it may require in connection with such extension of credit, in form and substance satisfactory to Agent.

ARTICLE X - EVENTS OF DEFAULT; REMEDIES

10.1	Events of Default.

  The occurrence or existence of any one or more of the following events or conditions, whether voluntary or involuntary, shall constitute an Event of Default:

(a) Borrower fails to pay when due (whether due at stated maturity, on demand, upon acceleration or otherwise) any installment of principal, over advance, interest, premium, if any, and fees on any of the Loans, or otherwise owing under this Agreement;

(b)
Borrower fails to pay any of the other Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) and such failure shall continue for a period of ten (10) days after Agent's or any applicable Lender's giving Borrower written notice thereof;

(c)
Borrower or any other Obligor fails or neglects to perform, keep or observe any covenant contained in this Agreement or the other Loan Documents (other than a covenant which is dealt with specifically elsewhere in this Section 10.1) and the breach of such other covenant in this Agreement or the other Loan Documents is not cured within ten (10) days after the sooner to occur of Borrower's or such other Obligor's receipt of notice of such breach from Agent or any Lender or the date on which such failure or neglect first becomes known to any officer of Borrower or such other Obligor;

(d)
any representation or warranty made by or on behalf of Borrower or any other Obligor, or other information provided by or on behalf of Borrower or any other Obligor to any member of the Lender Group, was incorrect or misleading in any material respect at the time it was made or provided;

(e)
Borrower or any Affiliate of Borrower defaults:  (i) as primary or secondary obligor, in the payment of any principal or interest on any Indebtedness for Money Borrowed (other than the Obligations) in excess of $75,000, and such default continues beyond any applicable grace period or, if such Indebtedness is payable on demand, fails to pay such Indebtedness upon demand; or (ii) in the observance of any covenant, term or condition contained in any agreement evidencing, securing or relating to any Indebtedness for Money Borrowed (other than the Obligations) in excess of $75,000, if the effect of such default is to cause, or to permit any other party to such Indebtedness to cause, all or part of such Indebtedness to become due before its stated maturity;

(f)
a writ of attachment, garnishment execution, distraint or similar process in excess of $75,000 is issued against Borrower, any Affiliate of Borrower, or any of their respective properties except for any such writ of attachment, garnishment execution, distraint or similar process that is subject to a bona fide dispute by Borrower and is properly contested by appropriate proceedings promptly instituted and diligently conducted;

(g)	Agent determines, in its Permitted Discretion, that a Materially Adverse Effect has occurred;

(h)
Borrower becomes insolvent or bankrupt; makes an assignment for the benefit of creditors or consents to the appointment of a trustee or receiver; a trustee or a receiver is appointed for Borrower or for a significant portion of Borrower's assets; bankruptcy, reorganization or insolvency proceedings are instituted by or against Borrower; or if any of the foregoing occurs with respect to any guarantor or other party liable for any of Borrower's obligations owing to the Lender Group;

(i)
any judgment or order for the payment of money in excess of $50,000, or in excess of $250,000 in the aggregate for all such judgments or orders, is entered against Borrower, unless the same shall be (i) fully covered by insurance and the issuer of the applicable policy shall have acknowledged full coverage in writing within thirty (30) days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of thirty (30) days from the date of such judgment or order;

(j)
any Loan Document is terminated other than as provided for in this Agreement or becomes void or unenforceable, or any Security Interest ceases to be a valid and perfected first priority security interest in any portion of the Collateral, other than as a result of the Permitted Liens;

(k)	Borrower conceals, removes, or permits to be concealed or removed, any of its assets with the intent to hinder, delay or defraud the Lender Group or any of Borrower's other creditors;

(l)
a Guarantor, surety or endorser for any of the Obligations revokes, terminates or fails to perform any of the terms of any Guaranty, endorsement or other agreement of such party in favor of Agent, for the benefit of the Lender Group, or prospectively terminates or revokes such Guaranty or surety;

(m)	any Guarantor dies and, such Guarantor has not been replaced within sixty (60) days of the death of that person by another Person as creditworthy as the original Guarantor in Agent's sole discretion;

(n)	ny loss, theft, damage or destruction of any item of Collateral or other property of Borrower that has a Materially Adverse Effect;

(o)
there is filed against Borrower or any guarantor or other party liable for any of Borrower's Obligations any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding could result in the confiscation or forfeiture of any material portion of the Collateral; and

(p)
any Termination Event with respect to any Plan shall have occurred; or a decision shall have been made by Borrower or any Affiliate of Borrower, or any member of the "controlled group of corporations" (as defined in Section 1563(a)(4) of the Internal Revenue Code determined without regard to Sections 1563(a) and (e)(3)(c) of such Code) of which Borrower or any Affiliate of Borrower is a party, to terminate, file a notice of termination with respect to, or withdraw from, any Plan.

10.2	Remedies.

  In addition to any other rights and remedies that Lenders may have, upon the occurrence and during the continuance of an Event of Default, Agent may, and upon the written, telecopied or telex request of the Required Lenders, shall take any or all of the following actions, without prejudice to the rights of Agent, any Lender or the holder of any Revolving Note to enforce its claims against Borrower:

(a) Without notice to, or demand upon, Borrower:

(i)	discontinue making any further Loans;

(ii)	immediately terminate this Agreement and the Commitments hereunder;

(iii)
declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 10.1(h), in which case all Obligations shall automatically become immediately due and payable);

(iv)
take possession of all or any portion of the Collateral, wherever located, and enter on any of the premises where any of the Collateral may be and remove, repair and store any of the Collateral until it is sold or otherwise disposed of (Agent shall have the right to store, without charge, all or any portion of the Collateral at any of Borrower's business locations);

(v)	use, without charge, Borrower's Proprietary Rights, advertising materials, or any property of a similar nature, in advertising for sale and selling any of the Collateral;

(vi)
renew, modify or extend any Receivable Collateral, grant waivers or indulgences with respect to any Receivable Collateral, accept partial payments on any Receivables Collateral, release, surrender or substitute any security for payment of any Receivables Collateral, or compromise with, or release, any party liable on any Receivables Collateral in such a manner as Agent may, in its sole discretion deem advisable, all without affecting or diminishing Borrower's Obligations to the Lender Group; and

(vii)
record all Collateral Assignments of Note and Lien and UCC-3 assignments to evidence of record the assignment to Agent of the Client Loan Documents and Borrower's liens against their respective Clients.

(b)	With notice to Borrower:

(i)	require Borrower, at Borrower's expense, to assemble the Collateral and make the Collateral available to Agent at locations reasonably convenient to Agent and Borrower; and

(ii)
sell or otherwise dispose of all or any portion of the Collateral at public or private sale for cash or credit, with such notice as may be required by law (in the absence of any contrary requirement, Borrower agrees that ten (10) days prior notice of a public or private sale of the Collateral is reasonable), in lots or in bulk, all as Agent, in its sole discretion, may deem advisable.  Agent shall have the right to conduct any such sales, without charge, at Borrower's business locations.  Any member of the Lender Group may purchase all or any portion of the Collateral at public sale and, if permitted by law, at private sale and, in lieu of actual payment of the purchase price, may offset the amount of such price against the outstanding amount of the Loans and any other amounts owing from Borrower to such member of the Lender Group.  Proceeds realized from the sale of any Collateral will be applied in the order set forth in Section 1.5(c).  Borrower agrees that Borrower will remain fully liable for any deficiency owing to any member of the Lender Group after the proceeds of the Collateral have been applied to the Loans and all other amounts owing from Borrower to the Lender Group.

(c)
If any of the Collateral shall require repairing, maintenance, preparation, or the like, or is in process or other unfinished state, Agent shall have the right, but not the obligation, to repair or perform such maintenance, preparation, processing or completion of manufacturing to place the same in such saleable condition as Agent shall deem appropriate, but Agent shall have the right to sell or dispose of such Collateral with or without such processing.

ARTICLE XI - AGENT

11.1	Appointment of Agent.

(a)
Each Lender hereby designates Textron as Agent to act as herein specified.  Each Lender hereby irrevocably authorizes, and each holder of any Revolving Note by the acceptance of a Revolving Note or participation shall be deemed irrevocably to authorize, Agent to take such action on its behalf under the provisions of this Agreement and the Revolving Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Agent shall hold all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any other Loan Document and Agent shall hold all Collateral for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.

(b)
The provisions of this Article XI are solely for the benefit of Agent, and Lenders, and none of the Obligors shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 11.9).  In performing its functions and duties under this Agreement, Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower.

11.2	Nature of Duties of Agent.

  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and other Loan documents.  None of Agent, or any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

11.3	Lack of Reliance on Agent.

(a)
Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Obligor in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Obligor, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loan Advances or at any time or times thereafter.

(b)
Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Revolving Notes or any other Loan Document or the financial or other condition of any Obligor.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Revolving Notes or any other Loan Document, or the financial condition of any Obligor, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

11.4	Certain Rights of Agent.

  Agent shall have the right to request instructions from the Required Lenders or, as required, each of the Lenders.  If Agent shall request instructions from the Required Lenders or each of the Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders or each of the Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of the Lenders, as the case may be.

11.5	Reliance by Agent.

  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission, telephone message or e-mail transmission believed by it to be genuine and correct and to have been signed, sent or made by the proper person.  Agent may consult with legal counsel (including counsel for the Obligors with respect to matters concerning the Obligors), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.6	Indemnification of Agent.

  To the extent Agent is not reimbursed and indemnified by the Obligors, each Lender will reimburse and indemnify Agent in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct.

11.7	Agent in its Individual Capacity.

  With respect to their obligation to lend under this Agreement, the Loans made by it and the Revolving Notes issued to it, and all of its rights and obligations as a Lender hereunder and under the other Loan Documents, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Revolving Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders", "Required Lenders", "holders of Revolving Notes", or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity.  Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Obligors or any Affiliate of the Obligors as if it were not performing the duties specified herein, and may accept fees and other consideration from the Obligors for services in connection with this Agreement and otherwise without having to account for the same with the Lenders.

11.8	Holders of Revolving Notes.

  Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Revolving Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Note or of any Revolving Note or Revolving Notes issued in exchange therefor.

11.9	[Reserved].

11.10	Collateral Matters.

(a)
Each Lender authorizes and directs Agent to enter into the Security Documents or any amendments thereto for the benefit of Lenders.  Each Lender authorizes and directs Agent to enter into any acknowledgment agreement with any landlord, warehouseman, filler, packer or processor of Borrower.  Each Lender also authorizes and directs Agent to review and approve all agreements regarding the Cash Concentration Account (including the Deposit Account Control Agreement) on such terms as Agent deems necessary.  Each Lender hereby agrees, and each holder of any Revolving Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Document that may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted herein and pursuant to the Security Documents.  The rights, remedies, powers and privileges conferred upon Agent hereunder and under the other Loan Documents may be exercised by Agent without the necessity of the joinder of any other parties unless otherwise required by applicable law.

(b)
Lenders hereby authorize Agent, at its option and in its Permitted Discretion, to release any Lien granted to or held by Agent upon any Collateral (i) on the Termination Date, or (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by Agent if Borrower certifies to Agent that the sale or disposition is made in compliance with Section 8.2 (and Agent may rely conclusively on any such certificate, without further inquiry).

(c)
Upon any sale and transfer of Collateral that is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days' prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of the Lender Group herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) Agent shall not be required to execute any such document on terms that, in Agent's opinion, would expose Agent or any Lender to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d)
Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent's own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(e)
Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field examinations by Agent with respect to Borrower and any appraisals obtained by Agent with respect to any of the Collateral.  Agent shall have no liability to any Lender for any errors in or omissions from any field examination or other examination of Borrower or the Collateral, or in any such appraisal, unless such error or omission was the direct result of Agent's willful misconduct.

(f)
It is the purpose of this Agreement that there shall be no violation of any applicable law denying or restricting the right of financial institutions to transact business as an agent in any jurisdiction.  It is recognized that, in case of litigation under any of the Loan Documents, or in case Agent deems that by reason of present or future laws of any jurisdiction Agent might be prohibited from exercising any of the powers, rights or remedies granted to Agent, or Lenders hereunder or under any of the Loan Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Loan Documents, Agent may appoint an additional Person or Persons as a separate collateral agent or co-collateral agent that is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies.  If Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by this Agreement and any of the Loan Documents to be exercised by or vested in or conveyed to Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by any of them.  Should any instrument from Lenders be required by the separate collateral agent or co-collateral agent so appointed by Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by Lenders whether or not a Default or Event of Default then exists.  In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, power, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by applicable law, shall vest in and be exercised by Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

11.11	Actions with Respect to Defaults.

  In addition Agent's right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be; provided that, until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of Lenders, including actions permitted by Section 10.2.

11.12	Delivery of Information.

  Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent or from the Obligors or any of their Subsidiaries, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (a) as specifically provided in this Agreement or any other Loan Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

11.13	No Reliance on Agent's Customer Identification Program.

  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder:  (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

11.14	USA Patriot Act.

  Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (a) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations:  (i) within ten (10) days after the Closing Date and (ii) at such other times as are required under the Patriot Act.

11.15	Non-Consenting Lender.

  In the event any Lender's consent is required pursuant to the provisions of this Agreement and such Lender does not respond to any request by Agent, as applicable, for such consent within ten (10) Business Days after such request is made to such Lender, such failure to respond shall be deemed a consent.  In addition, in the event that any Lender declines to give its consent to any request that is approved by the Required Lenders, it is hereby mutually agreed that Agent and/or any other Lender shall have the right (but not the obligation) to purchase, within thirty (30) days following such request, such Lender's share of the Revolving Loan Advances for the full amount thereof together with accrued interest thereon to the date of such purchase.

ARTICLE XII - JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; AND GOVERNING LAW

12.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)	The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, without reference to applicable conflict of law principles.

(a)
The parties hereto irrevocably consent and submit to the non-exclusive jurisdiction of Rhode Island Courts in connection with the resolution of any disputes relating to this Agreement or the other Loan Documents.  Borrower irrevocably waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents, or in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Lender Group shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or otherwise enforce its rights against Borrower or its property, or any guarantor of the Obligations.

(b)
Borrower waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at the address set forth below and service so made shall be deemed to be completed five (5) Business Days after the same shall have been so deposited in the United States mail.  Nothing contained in this Agreement shall affect the right of the Lender Group to serve legal process by any other manner permitted by law.

(c)
BORROWER AND THE LENDER GROUP EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES TO THIS AGREEMENT IN RESPECT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE RELATED TRANSACTIONS, INCLUDING WITHOUT LIMITATION, THE OBLIGATIONS OF BORROWER AND ANY GUARANTOR, THE COLLATERAL, OR ANY INSTRUMENT, DOCUMENT OR GUARANTY DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWER AND THE LENDER GROUP EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR THE LENDER GROUP MAY FILE AN ORIGINAL COUNTERPART OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY.

(d)
Borrower hereby releases and exculpates each member of the Lender Group, its officers, employees and designees, and the Lender Group shall not have any liability to Borrower (whether in contract, tort, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Lender Group, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

12.2	Waiver of Certain Claims and Counterclaims.

  In no event shall the Lender Group have any liability to Borrower for lost profits or other special, consequential, incidental, exemplary or punitive damages in connection with this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby, and Borrower expressly waives any and all right to assert any such claims.  Borrower further waives all rights to interpose any claims, deductions, setoffs, recoupment, or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.  No officer of any member of the Lender Group has any authority to waive, condition, or modify the provisions of this section.

12.3	Indemnification.

  Borrower agrees to indemnify, save and hold harmless the Lender Group and their respective directors, officers, agents, attorneys and employees from and against: (i) the use or contemplated use of the proceeds of any of the Loans, any transaction contemplated by this Agreement or the other Loan Documents, or any relationship with Borrower or any other party to this Agreement or the other Loan Documents; (ii) any administrative or investigative proceeding by any governmental agency arising out of or related to a claim, demand, action or cause of action described in clause (i) above; and (iii) any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and disbursements and other professional services) that any party indemnified hereunder suffers or incurs as a result of any foregoing claim, demand, action or cause of action; provided, however, that no such indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct.  Any obligation or liability of Borrower to any such indemnitee under this section shall survive the expiration or termination of this Agreement and the repayment of the Loans and performance of all Obligations.

ARTICLE XIII -  MISCELLANEOUS

13.1	Power of Attorney.

  Borrower irrevocably appoints Agent, and any person designated by Agent, as Borrower's true and lawful attorney-in-fact to:  (a) endorse for Borrower, in Agent's or Borrower's name, any draft or other order for the payment of money payable to Borrower; and (b) execute and file or submit for recording, in Agent's or Borrower's name, Financing Statements describing the Collateral.  Agent shall not be liable to Borrower for any action taken by Agent or its designee under this power of attorney, except to the extent that such action was taken by Agent in bad faith or with gross negligence or willful misconduct.  Borrower agrees that a carbon, photographic or other reproduction of a Financing Statement or this Agreement may be filed by Agent as a Financing Statement.

13.2	Outstanding Loan Balance.

  The outstanding principal amount of, and accrued interest on, the Loans and the Interest Rate applicable to the Loans from time to time, shall be, at all times, ascertained from the records of Agent and shall be conclusive absent manifest error.

13.3	Entire Agreement, Successors and Assigns and Course of Dealing.

  This Agreement along with the other Loan Documents constitutes the entire agreement among the Obligors, Agent and Lenders, supersedes any prior agreements among them, and shall bind and benefit the Obligors and Lenders and their respective successors and permitted assigns.  The enumeration in this Agreement of each Lender's rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that any Lender may have under the UCC or other Applicable Law.  No course of dealing and no delay or failure of the Lender Group to exercise any right, power or privilege under any of the Loan Documents will affect any other or future exercise of such right, power or privilege.  The exercise of any one right, power or privilege shall not preclude the exercise of any others, all of which shall be cumulative.

13.4	Assignments and Participations.

(a)	Borrower shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Lenders.

(b)
Notwithstanding subsection (c) of this Section 13.4, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in such Lender's Loans and/or Commitments hereunder to any Approved Assignee.  Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(c)
Any Lender may, in the ordinary course of its lending business and in accordance with applicable law, at any time, assign to any Approved Assignee and, with the consent of Agent, and, if no Event of Default then exists, Borrower (with such consent not to be unreasonably withheld or delayed), assign to one or more other Eligible Assignees all or a portion of its rights and obligations under this Agreement and any Revolving Notes held by it; provided, however, that (i) any such assignment of a portion must be for a constant and non varying portion of its Loans and Commitments,  (ii) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Revolving Note or Revolving Notes subject to such assignment and a processing and recordation fee of $3,000 to be paid by the assignee, (iii) no such assignment shall be for less than $5,000,000 or, if less, the entire remaining Commitments of such Lender of the Commitments and (iv) if such assignee is a Foreign Lender, all of the requirements of Section 1.9 shall have been satisfied as a condition to such assignment; and provided, further, that any assignment to an Approved Assignee shall not be subject to the minimum assignment amounts specified herein.  Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the Acceptance Date, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Sections 12.3 and 13.7 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)
By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Revolving Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Obligors or the performance or observance by the Obligors of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e)
Agent shall maintain at its address referred to in Section 13.6 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register").  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent, and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)
Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Revolving Note or Revolving Notes subject to such assignment, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower.  Within five (5) Business Days after its receipt of such notice, if requested by the assignee, Borrower shall execute and deliver to Agent in exchange for any surrendered Revolving Note or Revolving Notes (which the assigning Lender agrees to promptly deliver to Borrower) a new Revolving Note or Revolving Notes to the order of the assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Commitments hereunder and if requested by it, a new Revolving Note or Revolving Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder.  Any such new Revolving Note or Revolving Notes shall re-evidence the indebtedness outstanding under any old Revolving Notes or Revolving Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of any such surrendered Revolving Note or Revolving Notes (or if none, the amount of the Commitments so assigned), and shall otherwise be in substantially the form of any Revolving Note or Revolving Notes subject to such assignments.

(g)
Each Lender may sell participations (without the consent of Agent, Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Loans owing to it and any Revolving Note or Revolving Notes held by it); provided that (i) such Lender's obligations under this Agreement (including its Commitments to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Revolving Note for all purposes of this Agreement, (iv) Borrower, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any Installment of fees or principal or interest of any Loans in which such participant is participating, (B) reduce the amount of any Installment of principal of the Loans in which such participant is participating, (C) except as otherwise expressly provided in this Agreement, reduce the interest rate applicable to the Loans in which such participant is participating, or (D) except as otherwise expressly provided in this Agreement, reduce any fees payable hereunder.

(h)
Each Lender agrees that, without the prior written consent of Borrower and Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Revolving Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(i)
In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrower or any of its Subsidiaries, subject to Section 13.14.

13.5	Amendments, Etc.

  Neither the waiver of any provision of this Agreement or any other Loan Document, nor the consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of this Agreement shall be effective unless signed by Borrower, Agent and the Required Lenders; provided that unless signed by Borrower and all Lenders no amendment, waiver or consent shall do any of the following: (a) increase the Commitments of Lenders or subject Lenders to any additional obligations, (b) except as otherwise expressly provided in this Agreement, reduce the principal of, or interest on, any Loan or Revolving Note or any fees hereunder, (c) postpone any date fixed for any payment or mandatory prepayment in respect of principal of, or interest on, any Loan or Revolving Note or any fees hereunder, (d) change the percentage of the Commitments, or any minimum requirement necessary for Lenders or the Required Lenders to take any action hereunder, (e) amend or waive Section 1.5, Section 1.8, Section 11.6 or this Section 13.5, or change the definition of "Required Lenders", (f) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of Borrower permitted under this Agreement, release any Liens in favor of Lenders on any material portion of the Collateral or (g) modify the definition of "Borrowing Base" or increase the advance rates used to calculate the Borrowing Base and, provided, further, that no amendment, waiver or consent affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action.  Notwithstanding any of the foregoing to the contrary, the consent of Borrower shall not be required for any amendment, modification or waiver of the provisions of Article XI (other than the provisions of Section 11.9).  In addition, Borrower and Lenders hereby authorize Agent to modify this Agreement by unilaterally amending or supplementing Schedule R from time to time in the manner requested by Borrower, Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that Agent shall promptly deliver a copy of any such modification to Borrower and each Lender.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender, Agent if, upon giving effect to such amendment and restatement, such Lender, or Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender, or Agent, as the case may be.

13.6	Notices.

  Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and five (5) Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 13.6), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in the signature page to this Agreement or to such other address (or facsimile number) as may be substituted by the giving of notice of such substitution.  Delivery of a copy of any notice under this Section 13.6 to an individual designated on the signature page as "with a copy to" shall not be deemed notice to a party.

13.7	Expenses.

  Borrower agrees to pay all out-of-pocket costs and expenses of (a) Agent in connection with (i) the negotiation, preparation, execution, delivery, administration and monitoring of this Agreement and the other Loan Documents and the documents and instruments referred to therein or executed in connection therewith, including evaluating the compliance by the Obligors with law and the provisions of such documents (including the reasonable fees and expenses of special counsel to Agent and the fees and expenses of counsel for Agent in connection with collateral issues and all due diligence, appraisal, field exam, environmental audit and other similar costs), and (ii) any amendment, waiver or consent relating hereto and thereto including any such amendments, waivers or consents resulting from or related to any work-out, re-negotiation or restructure relating to the performance by any of the Obligors under this Agreement or any other Loan Documents and (b) the Lender Group in connection with enforcement of the Loan Documents and the documents and instruments referred to therein or executed in connection therewith, including but not limited to, any work-out, re-negotiation or restructure relating to the performance by any of the Obligors under this Agreement or any other Loan Documents, including in connection with any such enforcement, the reasonable fees and disbursements of counsel for Agent and each of the Lenders (including the allocated costs of internal counsel), and the reasonable fees and expenses of a financial consultant engaged by Agent or its counsel in connection with the foregoing.  Borrower also agrees to pay or reimburse Agent for the costs of conducting the appraisal of Borrower's Inventory.

13.8	Assignment of Purchased Accounts.

  This Agreement may be supplemented by separate assignments of Purchased Accounts, and, if such assignments are executed, the rights and interests given by Borrower pursuant to such assignments shall be in addition to, and not in limitation of, the rights and security interests given by Borrower under this Agreement.  Agent will not be responsible for the collection of proceeds of any of the Collateral, or for losses of collected proceeds held by Borrower in trust for the Lender Group.

13.9	Binding Effect; Severability.

  This Agreement shall not be deemed to create any right in any party except as provided herein and shall inure to the benefit of, and be binding upon, the successors and assigns of Borrower and the Lender Group.  All of Borrower's obligations under this Agreement are absolute and unconditional and shall not be subject to any offset or deduction whatsoever.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement is held invalid or unenforceable in whole or in part, such provision will be ineffective to the extent of such invalidity or unenforceability without in any manner effecting the validity or enforceability of the remaining provisions of this Agreement.

13.10	Final Agreement.

  This Agreement and the other Loan Documents are intended by Borrower and the Lender Group to be the final, complete, and exclusive expression of the agreement between them.  This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof.

13.11	Counterparts.

  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a "PDF file") shall be deemed an original signature hereto.  Any party delivering an executed counterpart of this Agreement by facsimile or as a PDF file also shall deliver an original executed counterpart of such agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

13.12	Captions.

  The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

13.13	[Reserved].

(a)

13.14	Information.

  Each member of the Lender Group agrees to keep confidential any information furnished or made available to it by Borrower pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent any member of the Lender Group from disclosing such information (a) to any other member of the Lender Group or any Affiliate of any member of the Lender Group, or any officer, director, employee, agent, or advisor of any member of the Lender Group or Affiliate of any member of the Lender Group, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority; provided, however, that, to the extent permitted by law, the affected member of the Lender Group shall provide prior written notice to Borrower of any such request or demand, (f) that is or becomes available to the public or that is or becomes available to any member of the Lender Group other than as a result of a disclosure by any member of the Lender Group prohibited by this Agreement, (g) in connection with any litigation to which such member of the Lender Group or any of its Affiliates may be a party, whether to defend itself, reduce its liability, protect or exercise any of its claims, rights, remedies or interests under or in connection with the Loan Documents or otherwise, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document or to any actual or proposed participant or assignee; provided that such party is informed of the confidential nature of such information and that by receiving such information it is agreeing to be bound by these provisions, (i) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information customarily found in such publications subject to the prior review of such communication by the Obligors and (j) to (i) to an investor or prospective investor in an Approved Fund that also agrees that the information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (ii) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (iii) to a nationally recognized rating agency that requires access to information regarding the Obligors, the Loans and Loan Documents in connection with ratings issued with respect to an Approved Fund; provided that such party is informed of the confidential nature of such information and that by receiving such information it is agreeing to be bound by these provisions.

13.15	Nonliability of Agent and Lenders.

  The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender.  None of Agent or any Lender shall have any fiduciary responsibilities to Borrower.  None of Agent or any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower's business or operations.

13.16	Independent Nature of Lenders' Rights.

  The amounts payable at any time hereunder to each Lender on account of such Lender's Loans and under any Revolving Note or Revolving Notes held by it shall be a separate and independent debt.

13.17	Maximum Rate.

  Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, Borrower, Agent and Lenders hereby agree that all agreements among them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Agent or any Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate.  If due to any circumstance whatsoever, fulfillment of any provisions of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrower.  All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of Borrower to Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness.  The terms and provisions of this Section shall control every other provision of this Agreement and all agreements among Borrower, Agent and Lenders.

13.18	Right of Setoff.

  In addition to and not in limitation of all rights of offset that any Lender or other holder of a Revolving Note may have under applicable law, upon the prior written consent of Agent, each Lender or other holder of a Loan or Revolving Note shall, if any Event of Default has occurred and is continuing and whether or not such Lender or such holder has made any demand or the Obligations of Borrower are matured, have the right to appropriate and apply to the payment of the Obligations of Borrower all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder, including any and all amounts in the Cash Concentration Account.  Any amount received as a result of the exercise of such rights shall be reallocated among Lenders as set forth in Section 1.8.

[remainder of page intentionally left blank]

The undersigned, pursuant to due authority, have caused this Agreement to be executed as of the date set forth above.

BORROWER:	ANCHOR FUNDING SERVICES, LLC

	By:	/s/
Brad Bernstein
President

Address for Notices for Borrower: 10801 Johnston Road Suite 210 Charlotte, North Carolina 28226 Attention: Brad Bernstein, President Facsimile: (561) 961-5005
with a copy to:	K&L Gates Hearst Tower 214 North Tryon Street, 47th Floor Charlotte, North Carolina 28202 Attention: Evan Wolkofsky Facsimile: (704) 353-3193

[Signatures continue on following page.]

AGENT AND LENDERS:	TEXTRON FINANCIAL CORPORATION, as Agent and a Lender

By:
Name
Title

Address for Notices:

11575 Great Oaks Way, Suite 210
Alpharetta, GA 30022
Attention: Business Credit
Facsimile: (770) 360-1672
with a copy to:

David McMichael, Esq.
Textron Financial Corporation
11575 Great Oak Way, Suite 210
Alpharetta, GA 30022
Facsimile: (770) 360-1458

SCHEDULES TO THE

LOAN AND SECURITY AGREEMENT

DATED AS OF NOVEMBER 21, 2008

BY AND AMONG

ANCHOR FUNDING SERVICES, LLC

As Borrower

EACH OF THE FINANCIAL INSTITUTIONS

SIGNATORY HERETO,

As Lenders,

and

TEXTRON FINANCIAL CORPORATION,

As Agent

Dated as of November 21,2008

Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Loan and Security Agreement.